$220,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 1, 2011

among

BREA EMERITUS LLC AND EACH OF ITS SUBSIDIARIES,

as Borrowers

THE LENDERS PARTY HERETO

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent and Collateral Agent

♦ ♦ ♦

GE CAPITAL MARKETS, INC.,

as Sole Lead Arranger and Bookrunner

Page

ARTICLE I	DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS	2

Section 1.1	Defined Terms	2

Section 1.2	Other Definitions	26

Section 1.3	Accounting Terms and Principles	26

Section 1.4	Payments	26

Section 1.5	Interpretation	26

ARTICLE II	THE FACILITIES	27

Section 2.1	Disbursements	27

Section 2.2	Maturity Date and Repayment of Loans	30

Section 2.3	Optional Prepayments	31

Section 2.4	Mandatory Payments	31

Section 2.5	Default Interest; Fees	32

Section 2.6	Application of Payments	32

Section 2.7	Payments and Computations	33

Section 2.8	Evidence of Debt	34

Section 2.9	Suspension of LIBOR Rate	35

Section 2.10	Breakage Costs; Increased Costs; Capital Requirements	36

Section 2.11	Taxes	37

Section 2.12	Substitution of Lenders	40

Section 2.13	Release of Collateral	41

ARTICLE III	CONDITIONS TO LOANS	42

Section 3.1	Conditions Precedent to Funding	42

Section 3.2	Determinations of Initial Borrowing Conditions	44

ARTICLE IV	REPRESENTATIONS AND WARRANTIES	45

Section 4.1	Corporate Existence; Compliance with Law	45

Section 4.2	Loan and Related Documents	47

Section 4.3	Ownership of the Borrowers	47

Section 4.4	Financial Statements	48

Section 4.5	Material Adverse Effect	48

Section 4.6	Solvency	48

i

(continued)
Page

Section 4.7	Litigation	48

Section 4.8	Taxes	49

Section 4.9	Margin Regulations	49

Section 4.10	No Burdensome Obligations; No Defaults	49

Section 4.11	Single Purpose Entity	49

Section 4.12	Labor Matters	50

Section 4.13	ERISA	50

Section 4.14	Environmental Matters	50

Section 4.15	Intellectual Property	51

Section 4.16	Title; Real Property	51

Section 4.17	Full Disclosure	52

Section 4.18	Operation	53

Section 4.19	Estoppel Certificates	53

Section 4.20	Representations and Warranties on Leases	53

Section 4.21	Approval Rights	54

Section 4.22	Lease Covenants	54

Section 4.23	Tenant Estoppels	55

Section 4.24	Security Deposits	55

ARTICLE V	FINANCIAL COVENANTS	55

Section 5.1	Minimum Consolidated Project Yield	55

ARTICLE VI	REPORTING COVENANTS	56

Section 6.1	Financial Statements	56

Section 6.2	Other Events	59

Section 6.3	Copies of Notices and Reports	59

Section 6.4	Taxes	59

Section 6.5	Labor Matters	59

Section 6.6	ERISA Matters	60

Section 6.7	Environmental Matters	60

Section 6.8	Other Information	60

ARTICLE VII	AFFIRMATIVE COVENANTS	60

(continued)
Page

Section 7.1	Maintenance of Corporate Existence	60

Section 7.2	Compliance with Laws and Healthcare Matters, Etc	61

Section 7.3	Payment of Obligations	62

Section 7.4	Maintenance of Property	62

Section 7.5	Maintenance of Insurance	63

Section 7.6	Keeping of Books	66

Section 7.7	Access to Books and Property	67

Section 7.8	Environmental	67

Section 7.9	Use of Proceeds	67

Section 7.10	Additional Collateral, Subsidiaries and Further Assurances	67

Section 7.11	Interest Rate Contracts	68

ARTICLE VIII	NEGATIVE COVENANTS	69

Section 8.1	Indebtedness	69

Section 8.2	Liens	69

Section 8.3	Investments	70

Section 8.4	Transfers	70

Section 8.5	Restricted Payments	71

Section 8.6	Prepayment of Indebtedness	71

Section 8.7	Fundamental Changes	72

Section 8.8	Change in Nature of Business	72

Section 8.9	Transactions with Affiliates	72

Section 8.10	Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments	72

Section 8.11	Modification of Certain Documents	73

Section 8.12	Accounting Changes; Fiscal Year	73

Section 8.13	Margin Regulations	73

Section 8.14	Compliance with ERISA	73

Section 8.15	Hazardous Materials	73

ARTICLE IX	EVENTS OF DEFAULT	74

Section 9.1	Definition	74

(continued)
Page

Section 9.2	Remedies	75

ARTICLE X	THE ADMINISTRATIVE AGENT	76

Section 10.1	Appointment and Duties	76

Section 10.2	Binding Effect	77

Section 10.3	Use of Discretion	77

Section 10.4	Delegation of Rights and Duties	77

Section 10.5	Reliance and Liability	78

Section 10.6	Administrative Agent Individually	79

Section 10.7	Lender Credit Decision	79

Section 10.8	Expenses; Indemnities	79

Section 10.9	Resignation of Administrative Agent	80

Section 10.10	Release of Collateral	81

Section 10.11	Additional Secured Parties	82

ARTICLE XI	MISCELLANEOUS	82

Section 11.1	Amendments, Waivers, Etc	82

Section 11.2	Assignments and Participations; Binding Effect	84

Section 11.3	Costs and Expenses	87

Section 11.4	Indemnities	88

Section 11.5	Survival	89

Section 11.6	Limitation of Liability for Certain Damages	89

Section 11.7	Lender-Creditor Relationship	89

Section 11.8	Right of Setoff	89

Section 11.9	Sharing of Payments, Reinstatement Etc	90

Section 11.10	Marshaling; Payments Set Aside	90

Section 11.11	Notices	90

Section 11.12	Electronic Transmissions	92

Section 11.13	Governing Law	93

Section 11.14	Jurisdiction	93

Section 11.15	Waiver of Jury Trial	93

Section 11.16	Severability	94

(continued)
Page

Section 11.17	Execution in Counterparts	94

Section 11.18	Entire Agreement	94

Section 11.19	Use of Name	94

Section 11.20	Non-Public Information; Confidentiality	94

Section 11.21	Patriot Act Notice	95

Section 11.22	Limitation of Liability	95

Section 11.23	Actions in Concert	95

v

SCHEDULES

Schedule I                           –        Commitments
Schedule II                          –       Allocated Loan Amounts
Schedule 2.2                        –       Amortization Schedule
Schedule 4.2                        –       Consents
Schedule 4.14                      –       Environmental Matters
Schedule 4.16                      –       Real Property and Beds
Schedule 7.2                        –       Provider Agreements and Licenses
Schedule 8.1(b)                   –       Existing Indebtedness and Existing Hedging Agreements
Schedule 8.2                        –       Existing Liens
Schedule 8.3                        –       Existing Investments

EXHIBITS

Exhibit A                 –      List of Borrowers
Exhibit B                 –      Form of Assignment
Exhibit C                 –      Form of Compliance Certificate
Exhibit D                 –      Corporate Chart
Exhibit E                 –      Form of Note

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 1, 2011, is entered into among BREA EMERITUS LLC, a Delaware limited liability company (the “Parent”), and each of its subsidiaries listed on Exhibit A hereto (each an “SPE” and collectively with the Parent, the “Borrowers”), the Lenders (as defined below), and GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), as administrative agent and collateral agent for the Lenders (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the parties have agreed to amend and restate that certain Amended and Restated Credit Agreement, dated as of December 11, 2006, among the Parent, the other Borrowers, the Westlake Borrower (as defined herein), the Administrative Agent and GE Capital Markets, Inc. (the “Original Credit Agreement”), pursuant to which the Lenders party thereto extended loans in the original principal amount of $167,000,000;

WHEREAS, the Borrowers acknowledge and agree that the Liens (as defined in the Original Credit Agreement) granted to GECC as Administrative Agent, for itself and on behalf of the Lender pursuant to the Loan Documents (as defined in the Original Credit Agreement), other than the Westlake Liens (as defined herein) which have been released as of the date hereof, shall remain outstanding and in full force and effect and shall continue to secure the Obligations (as defined herein); and

WHEREAS, the Borrowers acknowledge and agree that (i) the Obligations (as defined herein) represent, among other things, the amendment, restatement, renewal, extension and modification of the Loan (as defined in the Original Credit Agreement) arising in connection with the Original Credit Agreement and the other Loan Documents (as defined in the Original Credit Agreement) executed in connection therewith; (ii) the Loan Documents (as defined in the Original Credit Agreement) executed in connection with the Original Credit Agreement and the collateral pledged thereunder, other than the Westlake Collateral (as defined herein), which has been released as of the date hereof, shall secure, without interruption or impairment of any kind, all existing Indebtedness under the Original Credit Agreement and the other Loan Documents (as defined in the Original Credit Agreement), other than the Westlake Loan Documents (as defined herein), which have been terminated as of the date hereof, executed in connection therewith as so amended, restated, restructured, renewed, extended and modified hereunder, together with all other Obligations hereunder; (iii) all Liens evidenced by the Loan Documents (as defined in the Original Credit Agreement) executed in connection with the Original Credit Agreement, other than the Westlake Liens, are hereby ratified, confirmed and continued; and (iv) the Loan Documents (as defined herein) shall restate, renew, extend, amend and modify the Original Credit Agreement and the other Loan Documents (as defined in the Original Credit Agreement), other than the Westlake Loan Documents, executed in connection therewith; and

WHEREAS, the parties hereto intend that (i) the provisions of the Original Credit Agreement and the other Loan Documents (as defined in the Original Credit Agreement) executed in connection therewith, to the extent restated, renewed, extended, amended and modified hereby are hereby superseded and replaced by the provisions hereof and of the Loan

Documents (as defined herein); and (ii) the Notes (as hereinafter defined) shall amend, renew, extend, modify, replace, serve as a substitute for and supersede in their entirety, but not extinguish the indebtedness arising under, the promissory notes issued pursuant to the Original Credit Agreement;

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1                      Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“Adjusted Actual Rent” means (a) all amounts collected from residents and non-residential tenants of the Facilities, excluding nonrecurring income and non-property related income (as determined by Administrative Agent in its sole discretion) and income from residents and non-residential tenants that are classified as “bad debt” under GAAP, and (b) other revenue for such period not to exceed ten percent (10%) of the amounts included in clause (a) above for laundry, vending, parking and other occupancy payments (but excluding late fees and interest income) based upon collections for such period.

“Acquisition” means the acquisition by Emeritus of all the membership interests in Parent held by BREA 806 LLC, a Delaware limited liability company, pursuant to the Acquisition Agreement.

“Acquisition Agreement” means that certain Purchase and Sale Agreement made and entered into as of May 4, 2011 by and between BREA 806 LLC as “Seller” and Emeritus as “Purchaser.”

“Administrative Agent” has the meaning specified in the preamble hereto.

“Affected Lender” has the meaning specified in Section 2.12.

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of any Borrower; provided, further that no Person shall be deemed to be an Affiliate of any Borrower or of Emeritus solely as a result of the common ownership or control of such Person and of Emeritus by Daniel R. Baty.  For purpose of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the Voting Interests of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” means this Credit Agreement.

“Allocated Loan Amount” means, with respect to any Facility, the allocated amounts set forth on Schedule II.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 11.2 (with the consent of any party whose consent is required by Section 11.2), accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.

“As-Built Survey” shall mean those certain surveys issued in connection with the Original Credit Agreement.

“Authorized Actuary” means a nationally recognized actuarial firm selected by Borrowers.

“Base Rate” means, at any time, a rate per annum equal to the higher of (a) the rate last quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s largest banks” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent) and (b) the sum of 0.5% per annum and the Federal Funds Rate.

“Base Rate Loan” shall mean a Loan which bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Borrower incurs or otherwise has any obligation or liability.

“Borrowers” has the meaning specified in the preamble hereto.

“Borrowers’ Accountants” means KPMG LLP or other nationally-recognized independent registered certified public accountants acceptable to the Administrative Agent.

“Breakage Amount” means an amount, as reasonably calculated by any Lender, equal to the amount of any losses, expenses, liabilities (including, without limitation, any loss (including interest paid) and lost opportunity cost in connection with the re-employment of such funds) that Lender or its Affiliates may sustain in its capacity as a counterparty to any swap, collar, hedge or other instrument relating specifically to the Loan as a result of any prepayment of the Loan

(regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise).

“Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with determinations in respect of any LIBOR Rate or LIBOR Rate Loan or any funding, conversion, continuation, Interest Period or payment of any LIBOR Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures, whether or not made through the incurrence of Indebtedness, by such Person and its Subsidiaries during such period for the acquisition, leasing (pursuant to a Capital Lease), construction, replacement, repair, substitution or improvement of fixed or capital assets or additions to equipment, in each case required to be capitalized under GAAP on a Consolidated balance sheet of such Person, excluding interest capitalized during construction.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).

“Change of Control” means the occurrence of any of the following:  (a) the Permitted Investors shall cease to own at least 51% and control legally and beneficially all of the economic and voting rights of Parent, (b) Parent shall cease to own and control legally and beneficially all of the economic and voting rights of any SPE, or (c) any Facility ceases to be managed or operated by a Qualified Manager.

“Code” means the United States Internal Revenue Code of 1986.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Borrower and all Equity Interests of the SPEs owned by the Parent and all Equity Interests of the Parent owned by the Permitted Investors in or upon which a Lien is granted or purported to be granted pursuant to any Loan Document.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans to the Borrowers on the Restatement Date, which commitment is in the amount set forth opposite such Lender’s name on Schedule I under the caption “Commitment”, as amended to reflect Assignments and as such amount may be reduced pursuant to this Agreement.  The aggregate amount of the Commitments on the date hereof equals $220,000,000.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated” means, with respect to any Person, the accounts of such Person and its Subsidiaries consolidated in accordance with GAAP.

“Consolidated Project Yield” means the ratio, expressed as a percentage, of (a) annualized Net Operating Income from the Facilities, as determined by the Administrative Agent for such period to (b) the outstanding balance of the Loan.

“Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Equity Interest of such Person.

“Contractual Obligation” means with respect to any Person, any provision of any Security issued by such Person or of any document or undertaking to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject, in each case, other than a Loan Document.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to the Administrative Agent, among the Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Borrower maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Administrative Agent.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Corporate Chart” means a document in form reasonably acceptable to the Administrative Agent, and the form delivered to Administrative Agent prior to the date hereof and attached as Exhibit D hereto, setting forth, as of a date set forth therein, for each Person that is a Borrower, (a) the full legal name of such Person, (b) the jurisdiction of organization and any organizational number and tax identification number of such Person, (c) the authorized number of shares or percentage, as the case may be, of each class of Equity Interests of such Person, (d) the number and percentage of such outstanding shares for each such class owned and (e) the owner of such Equity Interest.

“Customary Permitted Liens” means, with respect to any Person, any of the following:

(a)           Liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law or arising in the ordinary course of business, and, for each of the Liens in clauses (i) and (ii) above, for amounts that are not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which, if being contested, adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(b)           Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction;

(c)           pledges or cash deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than Capital Leases) sales or other trade contracts (other than for the repayment of borrowed money) or (iii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation);

(d)           judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.1(e) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings;

(e)           Liens (i) arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real property or (ii) consisting of leases, licenses or subleases granted by a lessor, licensor or sublessor on its property (in each case other than Capital Leases) otherwise permitted under Section 8.4(b) that, for each such Liens, do not, in the aggregate, materially (x) impair the value or marketability of such real property or (y) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f)           the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capital Lease), in each case extending only to such personal property; and

(g)           Liens arising under the UCC in favor of the Seller of personal property.

“Default” means any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Disclosure Documents” means, collectively, (a) all confidential information memoranda and related materials prepared in connection with the syndication of the Facilities and (b) all other documents filed by any Borrower with the United States Securities and Exchange Commission.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Person” means any “United States person” under and as defined in Section 770l(a)(30) of the Code.

“Electronic Fax” means any system used to receive or transmit faxes electronically.

“Electronic Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“Electronic System” means any electronic system, including Intralinks® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by electronic mail or Electronic Fax, or otherwise to or from an Electronic System or other equivalent service.

“Emeritus” means Emeritus Corporation, a Washington corporation.

“Environmental Indemnity” means that Amended and Restated Environmental Indemnity dated as of the Restatement Date executed by Emeritus and the Borrowers in favor of Administrative Agent.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources, including CERCLA, the SWDA, the Hazardous Materials

 Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), all regulations promulgated under any of the foregoing, all analogous Requirements of Law and Permits and any environmental transfer of ownership notification or approval statutes, including the Industrial Site Recovery Act (N.J. Stat. Ann. §§ 13:1K-6 et seq.).

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Borrower as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Borrower, whether on, prior to, or after the date hereof.

“Equity Equivalents” means all securities convertible into or exchangeable for any Equity Interest or any other Equity Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Equity Interest or any other Equity Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Equity Interest” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Borrower, and any Person under common control, or treated as a single employer, with any Borrower, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following:  (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 412 of the Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Default” has the meaning specified in Section 9.1.

“Existing Hedging Agreement” means that certain USD 125,250,000.00 notional amount Hedging Agreement dated February 16, 2007, as amended and restated in its entirety by a confirmation dated on the Restatement Date, among the Borrowers and the Existing Hedging Counterparty, as in effect on the date hereof and specifically excluding any modifications, renewals, replacements or extensions thereof.

“Existing Hedging Counterparty” means  Merrill Lynch Capital Services, Inc., in its capacity as counterparty pursuant to the Existing Hedging Agreement.

“Expenses” means actual and customary operating expenses related to the Facilities on a stabilized accrual basis for the previous twelve (12) month period (as reasonably adjusted by Administrative Agent and except as set forth in the definition of Project Yield), including:  (i) recurring expenses (e.g., residential/non-residential tenant improvements, leasing commissions, carpeting replacement, appliance and drapery replacement and such others as determined by Administrative Agent), (ii) real estate taxes, (iii) management fees (whether paid or not) in an amount not less than five percent (5%) of effective gross income or the actual management fee paid, if higher, and (iv) a replacement reserve (whether reserved or not) of not less than Three Hundred and No/100 Dollars ($300.00) per unit.

“Facilities” means, collectively, all long term care facilities, nursing homes, rehabilitation facilities, assisted living facilities, independent living facilities, hospice facilities or other healthcare facilities owned and operated by any Borrower, as listed on Schedule 4.16 hereto.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by the Administrative Agent in its sole discretion.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System and any successor thereto.

“Financial Statement” means each financial statement delivered pursuant to Section 4.4 or 6.1.

“Fiscal Quarter” means each 3 calendar month period ending on March 31, June 30, September 30 or December 31.

“Fiscal Year” means the twelve month period ending on December 31.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.  Subject to Section 1.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the Financial Statements described in Section 4.4(a).

“GECC” has the meaning specified in the preamble hereto.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority lawfully exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the “primary obligation”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the incurrence of reimbursement obligations with respect to any letter of credit or bank guarantee in support of any primary obligation, (c) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the property of such Person securing any part of any primary obligation and (d) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided, however, that “Guaranty Obligations” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) product warranties given in the ordinary course of business.  The outstanding amount of any Guaranty Obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty Obligation.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Healthcare Investigations” means any inquiries, investigations, probes, audits or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of any Borrower, Emeritus, in its capacity as the manager of the Facilities, or any other manager or operator of the Facilities (including, without limitation, inquiries involving the Comprehensive Error Rate Testing and any inquiries, investigations, probes, audit or procedures initiated by any Fiscal Intermediary/Medicare Administrator Contractor, Medicaid Integrity Contractor, Recovery Audit Contractor, Program Safeguard Contractor, Zone Program Integrity Contractor, Attorney General, Office of Inspector General, Department of Justice or similar governmental agencies or contractors for such agencies).

“Healthcare Laws” has the meaning specified in Section 7.2.

“Hedging Agreement” means any Interest Rate Contract, foreign exchange, swap, option or forward contract, spot, cap, floor or collar transaction, any other derivative instrument and any other similar speculative transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable and shall include any Secured Hedging Agreement and the Existing Hedging Agreement.

“HIPAA” has the meaning specified in Section 7.2.

“HIPAA Compliance Date” has the meaning specified in Section 7.2.

“HIPAA Compliance Plan” has the meaning specified in Section 7.2.

“HIPAA Compliant” has the meaning specified in Section 7.2.

“Indebtedness” of any Person means, without duplication, any of the following, whether or not matured:  (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and all obligations with respect to (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the ordinary course of business, (d) all obligations to pay the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business, (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Equity Interests or Equity Equivalents (or any Equity Interest or Equity

 Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Scheduled Maturity Date, valued at, in the case of redeemable preferred Equity Interest, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Equity Interest plus accrued and unpaid dividends, (g) all payments that would be required to be made in respect of any Hedging Agreement in the event of a termination (including an early termination) on the date of determination and (h) all Guaranty Obligations for obligations of any other Person constituting Indebtedness of such other Person; provided, however, that the items in each of clauses (a) through (h) above shall constitute “Indebtedness” of such Person solely to the extent, directly or indirectly, (x) such Person is liable for any part of any such item, (y) any such item is secured by a Lien on such Person’s property or (z) any other Person has a right, contingent or otherwise, to cause such Person to become liable for any part of any such item or to grant such a Lien.

“Indemnified Matter” has the meaning specified in Section 11.4.

“Indemnitee” has the meaning specified in Section 11.4.

“Independent Director”, “Independent Manager”, or “Independent Member” shall mean a Person who is not and will not be while serving and has never been (i) a member, Partner, Equity Interest holder, manager, director, employee, attorney, or counsel of any Borrower or its Affiliates, (ii) a customer, supplier or other Person who derives more than 1% of its purchases or revenues from its activities with any Borrower or its Affiliates, (iii) a direct or indirect legal or beneficial owner in such entity or any of its Affiliates, (iv) a member of the immediate family of any member, manager, employee, attorney, customer, supplier or other Person referred to above, or (v) a person Controlling or under the Common Control of anyone listed in (i) through (iv) above.  A Person that otherwise satisfies the foregoing shall not be disqualified from serving as an Independent Director or Independent Manager or Independent Member if such individual is at the time of initial appointment, or at any time while serving as such, is an Independent Director or Independent Manager or Independent Member, as applicable, of a Single Purpose Entity affiliated with any Borrower.  Additionally, a natural person who satisfies the foregoing definition other than clause (ii) above shall not be disqualified from serving as an Independent Director, Independent Manager or Independent Manager if such individual is an independent director, manager or member provided by a nationally-recognized company that provides professional independent directors, managers and members and that also provides other corporate services in the ordinary course of its business.  For the purpose of this definition, “Control” shall mean (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting interests, by contract or otherwise and (ii) the ownership, direct or indirect, of no less than 51% of the voting interests of such Person, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

“Initial Projections” means those financial Projections covering the Fiscal Years ending in 2011 through 2016 and delivered to the Administrative Agent by the Parent prior to the date hereof.

“Insurance Captive” shall have the meaning set forth in Section 7.5(b).

“Insurance Studies” shall have the meaning set forth in Section 7.5(b)(i)(x).

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses but specifically excluding the name “Emeritus” and any all variations thereof and any Trademarks, Internet Domain Names, Trade Secrets and IP Licenses associated therewith.

“Interest Period” means, any of (a) the period commencing on the Restatement Date and ending the last day of the month in which the Restatement Date occurs, (b) the period commencing on the first day of the month in which the Scheduled Maturity Date occurs and ending on the Scheduled Maturity Date, and (c) except for the periods described in clauses (a) and (b) above, any period between the last date of the month in which the Restatement Date occurs and the first day of the month in which the Scheduled Maturity Date occurs commencing on the first day of each month and ending on the last day of each month.  There shall be no Interest Periods following the Scheduled Maturity Date.

“Interest Rate” has the meaning given to such term in Section 2.2(a).

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Internet Domain Names” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to Internet domain names.

“Investment” means, with respect to any Person, directly or indirectly, (a) to own, purchase or otherwise acquire, in each case whether beneficially or otherwise, any investment in, including any interest in, any Security of any other Person (other than any evidence of any Obligation), (b) to purchase or otherwise acquire, whether in one transaction or in a series of transactions, all or a significant part of the property of any other Person or a business conducted by any other Person or all or substantially all of the assets constituting the business of a division, branch, brand or other unit operation of any other Person, (c) to incur, or to remain liable under, any Guaranty Obligation for Indebtedness of any other Person, to assume the Indebtedness of any other Person or to make, hold, purchase or otherwise acquire, in each case directly or indirectly, any deposit, loan, advance, commitment to lend or advance, or other extension of credit (including by deferring or extending the date of, in each case outside the ordinary course of business, the payment of the purchase price for Transfers of property or services to any other Person, to the extent such payment obligation constitutes Indebtedness of such other Person), excluding deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items created in the ordinary course of business, (d) to make, directly or indirectly, any contribution to the capital of any other Person or (e) to Transfer any property for less than fair market value (including a disposition of cash or Cash Equivalents in exchange for consideration of lesser value); provided, however, that such Investment shall be valued at the difference between the value of the consideration for such Transfer and the fair market value of the property Transferred.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Leases” means all leases and subleases or similar documents affecting the use, enjoyment or occupancy of the Real Property, including without limitation, resident care agreements and service agreements that include an occupancy agreement, whether now existing or hereafter arising.

“Lender” means any financial institution or other Person that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment, in each case together with its successors.

“Liabilities” means all claims, actions, suits, judgments, actual damages (not consequential damages), actual losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes (other than, in the case of Lenders, any tax measured on the income or gross receipts of any Lender), commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“LIBOR Interest Period” means the period commencing on the Restatement Date and ending on the ninetieth day thereafter and each successive period of ninety days thereafter; provided, any Libor Interest Period that would otherwise extend beyond the Scheduled Maturity Date shall end on the Scheduled Maturity Date.

“LIBOR Rate” means the greater of (A) one (1.00%) per annum or (B) for each LIBOR Interest Period, a rate of interest determined by the Agent equal to:

(i)           with respect to any LIBOR Interest Period, the rate determined by the Agent to be the offered rate for deposits in Dollars for a 90-day period appearing on the Reuters Screen LIBOR01 page as of 11:00 a.m. (London time) on the second full LIBOR Business Day next preceding the first day of each LIBOR Interest Period.  In the event that such rate does not appear on the Reuters Screen LIBOR01 page at such time, the “LIBOR Rate” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in Dollars in the London interbank market as may be selected by the Agent and, in the absence of availability, such other comparable method to determine such offered rate as may be selected by the Administrative Agent in its sole discretion; divided by

(ii)           a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Interest Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

If at any time when the Interest Rate is being set the period remaining to the Scheduled Maturity Date is less than a full LIBOR Interest Period, then the LIBOR Rate during such remaining period shall be equal to the rate reasonably determined by Administrative Agent in a manner consistent with the definition above with respect to such remaining period.

“Licenses” has the meaning specified in Section 7.2.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement (or other agreement granting rights or restricting the use of any Real Property or Facility), lien (statutory or other), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Limited Payment Guaranty” means that certain Limited Guaranty of Payment and Performance Guaranty, dated as of the Restatement Date, given by Emeritus in favor of Administrative Agent.

“Limited Recourse Guaranty” means that certain Amended and Restated Limited Guaranty, dated as of the Restatement Date, between Emeritus and Administrative Agent.

“Loan” has the meaning specified in Section 2.1(b).

“Loan Documents” means, collectively, this Agreement, any Notes, the Security Agreement, the Mortgages, the Control Agreements, the Secured Hedging Agreements, the Existing Hedging Agreement, the Limited Payment Guaranty, the Limited Recourse Guaranty, Environmental Indemnities, Membership Pledge Agreement and, when executed, each document executed by a Borrower and delivered to the Administrative Agent and/or any Lender in connection with or pursuant to any of the foregoing or the Obligations, together with any modification of any term, or any waiver with respect to, any of the foregoing.

“Management Agreement” means each property management agreement between the applicable SPE, as owner, and Emeritus, or, in the case of the Facility known as The Court at Palmer Ranch, EmeriCare of Palmer Ranch LLC, in effect as of the Restatement Date and each property management agreement between the applicable SPE, as owner, and a replacement Qualified Manager (or an interim manager with respect to any Facility acquired pursuant to a sale/leaseback or similar temporary arrangement), as manager, in form and substance reasonably acceptable to the Administrative Agent, in each case, as it may be amended, supplemented, restated or otherwise modified from time to time with the prior consent of the Administrative Agent.

“Management Fee” means any and all fees, expenses and other monies due and payable (other than reimbursement of reasonable out-of-pocket third party expenses as contemplated by the applicable Management Agreement), from time to time, by any Borrower to the manager under the applicable Management Agreement, which shall not, in the aggregate, exceed 5% of the gross operating revenue of the Facilities per Fiscal Year.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the condition (financial or otherwise), business, performance, prospects, operations or property of the Borrowers, taken as a whole, (b) the ability of any Borrower to perform its obligations in any material respect under any Loan Document and (c) the validity or enforceability of any Loan Document or the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties under any Loan Document.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $100,000 in the aggregate.

“Material Non-Residential Lease” means any non-residential Lease of space at a Facility with respect to which the contracted lease space exceeds 10% of the floor area of any such Facility.

“Maturity Date” means, the earlier to occur of (i) Scheduled Maturity Date, (ii) the date on which the Obligations otherwise become due as a result of acceleration of the Obligations as provided for under this Agreement or any other Loan Document, and (iii) the effective date of any earlier termination of this Agreement in accordance with its terms.

“Membership Pledge Agreement” means that certain Assignment of Membership Interest, dated as of the Restatement Date, between the Administrative Agent and Emeritus, as it may be amended, restated or otherwise modified from time to time.

“Monthly Effective Rent” means an amount equal to (x) total rent due over the term of the Leases less any payments or concessions which Administrative Agent, in its sole discretion, deems to be a rent concession, divided by (y) the total number of months in the Leases.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust or other document executed by each Borrower prior to the Restatement Date under the terms of the Original Credit Agreement and granting a security interest over real property in favor of the Administrative Agent as security for the Obligations and any amendments thereof.

“Mortgage Amendment Documents” means an amendment to each Mortgage and Mortgage Supporting Documents in form and content acceptable to Administrative Agent and the Borrowers reflecting any amendments to the Mortgage and the Mortgage Supporting Documents required to reflect the applicable provisions of this Agreement.

“Mortgage Supporting Documents” means, with respect to any Mortgage for a parcel of real property, each assignments of leases and rents and subordination agreements, title policies or marked-up unconditional insurance binders (in each case, together with copies of all documents referred to therein) in favor of the Administrative Agent for the benefit of the Secured Parties.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability.

“Net Cash Proceeds” means proceeds received in cash from any Transfer of, or Property Loss Event with respect to, any real or personal property, net of (a) actual third-party out-of-pocket costs, fees and expenses paid or required to be paid in connection therewith and (b) taxes paid or reasonably estimated to be payable as a result thereof .

“Net Operating Income” means annualized Revenue less Expenses, all as determined by Administrative Agent’s audit (or otherwise estimated by Administrative Agent) in its sole discretion and at Borrowers’ expense.

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and the Administrative Agent has not received a revocation in writing), to the Borrower, the Administrative Agent or any Lender, or has otherwise publicly announced (and the Administrative Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) any Lender that has or any Person that directly or indirectly controls such Lender has (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for clause (d), and the Administrative Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.  For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Non-U.S. Lender Party” means each of the Administrative Agent, each Lender, each SPV and each participant, in each case that is not a Domestic Person.

“Note” means that certain Promissory Note of the Borrowers, in substantially the form of Exhibit E.

“Obligations” means, with respect to any Borrower, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Borrower to the Administrative Agent, any Lender, any other Indemnitee, any participant, any SPV, any Secured Hedging Counterparty or the Existing Hedging Counterparty arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) if such Borrower is the Borrower, all Loans, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Borrower under any Loan Document.

“Original Credit Agreement” has the meaning specified in the preamble hereto.

“Other Taxes” has the meaning specified in Section 2.11(c).

“Parent” has the meaning specified in the preamble hereto.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Permit” or “Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate (including certificates of need and certificates of occupancy), concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Investors” means Emeritus, or any of its direct or indirect Subsidiaries.

“Permitted Indebtedness” means any Indebtedness of any Borrower that is permitted by Section 8.1 or any other provision of any Loan Document.

“Permitted Investment” means any Investment of any Borrower that is not prohibited by Section 8.3 or any other provision of any Loan Document.

“Permitted Lien” means any Lien on or with respect to the property of any Borrower that is not permitted by Section 8.2 or any other provision of any Loan Document.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Permitted Indebtedness that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of such Permitted Indebtedness outstanding at the time of such refinancing or extension, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of such Permitted Indebtedness, (c) is not secured by any property or any Lien other than property acquired in replacement of the property previously secured by Permitted Indebtedness and other than those Liens those securing such Permitted Indebtedness and (d) is otherwise on terms no less favorable to the Borrowers, taken as a whole, than those of such Permitted Indebtedness; provided, however, that, notwithstanding the foregoing, (x) the terms of such Permitted Indebtedness may be modified as part of such Permitted Refinancing if such modification would have been permitted pursuant to Section 8.11 and (y) no Guaranty Obligation for such Indebtedness shall constitute part of such Permitted Refinancing unless similar Guaranty Obligations with respect to such Permitted Indebtedness existed and constituted Permitted Indebtedness prior to such refinancing or extension.

“Permitted Reinvestment” means, with respect to the Net Cash Proceeds of any Transfer or Property Loss Event, to acquire (or make Capital Expenditures to finance the acquisition, repair, improvement or construction of), to the extent otherwise permitted hereunder, property useful in the business of any Borrower or, if such Property Loss Event involves loss or damage to property, to repair such loss or damage.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Projections” means, collectively, the Initial Projections and any document delivered pursuant to Section 6.1(f).

“Property Loss Event” means, with respect to any property, any loss of or damage to such property or any taking of such property or condemnation thereof.

“Pro Rata Outstandings”, of any Lender at any time, means the outstanding principal amount of the Loans owing to such Lender.

“Pro Rata Share” means, with respect to any Lender at any time, the percentage obtained by dividing (a) the sum of the Commitments (or, if such Commitments are terminated, the Pro Rata Outstandings therein) of such Lender then in effect by (b) the sum of the Commitments (or, if such Commitments are terminated, the Pro Rata Outstandings therein) of all Lenders then in effect; provided, however, that, if there are no Commitments and no Pro Rata Outstandings, such Lender’s Pro Rata Share shall be determined based on the Pro Rata Share most recently in effect, after giving effect to any subsequent assignment and any subsequent non-pro rata payments of any Lender pursuant to Section 2.12.

“Qualified Manager” means a reputable and experienced professional management organization that (a) manages, together with its affiliates, at least ten (10) senior housing facilities and with no less than an aggregate of 1500 units in such senior housing facilities of similar quality to the applicable Facility in the State in which the applicable Facility is located and (b) is approved by the Lenders in accordance with their reasonable standards with respect to (i) previous relationships between such Lender and the proposed manager and its principals, (ii) the reputation for integrity, honesty and veracity of the proposed manager and its principals, owners, officers and directors, and (ii) OFAC, money-laundering, anti-terrorism, SEC, healthcare laws and regulations, and other similar regulations and activities, which approval shall not be unreasonably withheld, conditioned or delayed (provided that the Borrowers provide timely information reasonably requested by Lenders with respect to such proposed manager), it being understood that Emeritus shall be deemed to be a Qualified Manager.

“Real Property” means any “property” (including improvements thereon) subject to, and described in, a Mortgage from any Borrower in favor of the Administrative Agent.

“Register” has the meaning specified in Section 2.8(b).

“Reinvestment Prepayment Amount” means, with respect to any Net Cash Proceeds on the Reinvestment Prepayment Date therefor, the amount of such Net Cash Proceeds less any amount paid or required to be paid by any Borrower to make Permitted Reinvestments with such Net Cash Proceeds pursuant to a Contractual Obligation entered into prior to such Reinvestment Prepayment Date with any Person that is not an Affiliate of any Borrower.

“Reinvestment Prepayment Date” means, with respect to any portion of any Net Cash Proceeds of any Transfer or Property Loss Event, the earliest of (a) the 180th day after the completion of the portion of such Transfer or Property Loss Event corresponding to such Net Cash Proceeds, (b) the date that is 5 Business Days after the date on which any Borrower shall have notified the Administrative Agent of such Borrower’s determination not to make Permitted Reinvestments with such Net Cash Proceeds, (c) the occurrence of any Event of Default set forth in Section 9.1(e)(ii) and (d) 5 Business Days after the delivery of a notice by the Administrative Agent to the Parent during the continuance of any other Event of Default.

“Related Documents” means, collectively, the Acquisition Agreement, each document executed in connection with the Required Investors’ Equity Investment and each other document executed with respect to the foregoing.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 10.4 or any comparable provision of any Loan Document.

“Related Transactions” means, collectively, the consummation of the Acquisition, the consummation of the Required Investors’ Equity Investment, the execution and delivery of all Related Documents and the payment of all related fees, costs and expenses.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Release Price” has the meaning specified in Section 2.13(a).

“Remedial Action” means all action required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Replacement Reserve Deposit” has the meaning given to such term in Section 2.1(e)(i).

“Required Investors’ Equity Investment” means the cash equity contribution from the Permitted Investors and certain co-investors disclosed to the Administrative Agent and the Lenders to the Borrowers in Dollars in an aggregate amount equal to $50,000,000.

“Required Lenders” means, at any time, unaffiliated Lenders having at such time in excess of 50 % of the aggregate Loan Commitments (or, if such Commitments are terminated, the Pro Rata Outstandings) then in effect, ignoring, in such calculation, the Commitments and Pro Rata Outstandings of any Non-Funding Lender.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority published or otherwise publicly-announced or of which Borrowers have received notice or have actual knowledge, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, any of the president, chief executive officer, any executive vice president, senior vice president, vice president, treasurer, assistant treasurer, controller, managing member or general partner of such Person, or of its member or general partner, or of its member’s or general partner’s member or general partner, as the case may be, but, in any event, with respect to financial matters, the president, chief executive officer, treasurer, assistant treasurer or controller of such Person, or of its member or general partner, or of its member’s or general partner’s member or general partner, as the case may be, and, with respect to the Corporate Chart and other documents delivered pursuant to Section 6.1(e), documents delivered on the Restatement Date and documents delivered pursuant to Section 7.10, the secretary or assistant secretary of such Person or any other such natural person responsible for maintaining the corporate and similar records of such Person.

“Restatement Date” means June 1, 2011.

“Restricted Payment” means (a) any dividend, return of capital, distribution or any other payment or Transfer of property for less than fair market value, whether direct or indirect (including through the use of Hedging Agreements, the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual Obligations) and whether in cash, securities or other property, on account of any Equity Interest or Equity Equivalent of any Borrower, in each case now or hereafter outstanding, including with respect to a claim for rescission of a Transfer of such Equity Interest or Equity Equivalent and (b) any redemption, retirement, termination, defeasance, cancellation, purchase or other acquisition for value, whether direct or indirect (including through the use of Hedging Agreements, the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual Obligations), of any Equity Interest or Equity Equivalent of any Borrower, now or hereafter outstanding, and any payment or other transfer setting aside funds for any such redemption, retirement, termination, cancellation, purchase or other acquisition, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise.

“Revenue” for a period means the lesser of (i) annualized Adjusted Actual Rent for such period or (ii) annualized Monthly Effective Rent.  In determining Revenue, the occupancy factor utilized shall be the lesser of (a) actual occupancy, or (b) an assumed ninety-five percent (95%) occupancy rate.

“S&P” means Standard & Poor’s Rating Services.

“Scheduled Maturity Date” means June 1, 2016.

“Secured Hedging Agreement” means any Hedging Agreement that (a) has been entered into with a Secured Hedging Counterparty, and (b) meets the requirements of Section 8.1(d).

“Secured Hedging Counterparty” means a Person who has entered into a Hedging Agreement with any Borrower if such Hedging Agreement was provided or arranged by the Administrative Agent or an Affiliate of the Administrative Agent, and any assignee of such Person.

“Secured Parties” means the Lenders, the Administrative Agent, any Secured Hedging Counterparty, the Existing Hedge Counterparty, each other Indemnitee and any other holder of any Obligation of any Borrower.

“Security” means all Equity Interests, Equity Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.

“Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of the Restatement Date, among the Administrative Agent and each

 Borrower from time to time party thereto as it may be amended, restated or otherwise modified from time to time.

“Security Documents” means, collectively, the Security Agreement, the Mortgages and any other documents now or hereafter entered into securing the Obligations.

“Single Purpose Entity” shall mean a Person, other than an individual, which (i) is formed or organized solely for the purpose of owning, holding, developing, using, operating and financing, directly a Facility, or, in the case of Parent, indirectly, an ownership interest in a Facility, (ii) does not engage in any business unrelated to such Facility or with respect to the Parent, indirectly, all of the Facilities and the ownership, development, use, operation and financing thereof, (iii) has not and will not have any assets other than those related to its interest in such Facility or with respect to the Parent, indirectly, all of the Facilities or the operation, management and financing thereof or any Indebtedness other than the Permitted Indebtedness, (iv) except if Consolidated with other Borrowers, maintains its own separate books and records and its own accounts, in each case, which are separate and apart from the books and records and accounts of any other Person, (v) holds itself out as being a Person, separate and apart from any other Person, (vi) does not and will not commingle its funds or assets with those of any other Person, (vii) conducts its own business in its own name, (viii) except if Consolidated with other Borrowers, maintains separate financial statements, (ix) pays its own liabilities out of its own funds, (x) observes all limited liability company formalities, (xi) pays the salaries of its own employees, if any, and maintains a sufficient number of employees, if any, in light of its contemplated business operations, (xii) except as expressly permitted under the Loan Documents, or to the other Borrowers with respect to the Loan, does not guarantee or otherwise obligate itself with respect to the debts of any other Person (other than by endorsements of negotiable instruments for deposit or collection in the ordinary course of business) or hold out its credit as being available to satisfy the obligations of any other Person, (xiii) does not acquire obligations or securities of its partners, members or shareholders, (xiv) allocates fairly and reasonably shared expenses, including, without limitation, any overhead for shared office space, if any, (xv) uses separate stationery, invoices, and checks, (xvi) maintains an arm’s length relationship with its Affiliates, (xvii) other than pursuant to the Loan Documents does not and will not pledge its assets for the benefit of any other Person or make any loans or advances to any other Person, (xviii) does and will continue to use commercially reasonable efforts to correct any known misunderstanding regarding its separate identity, (xix) maintains adequate capital in light of its contemplated business operations; provided, however, this provision shall not require any member of any Borrower, or any other party, to make any capital contributions to any Borrower, and (xx) has not and will not engage in, seek, or consent to the dissolution, winding up, liquidation, consolidation or merger and except as otherwise permitted in this Agreement, has not and will not engage in, seek or consent to any asset sale, transfer or partnership, membership or shareholder interests, or amendments of its Constituent Documents.  In addition, if such Person is a partnership, (1) all general partners of such Person shall be Single Purpose Entities (owning nothing other than its general partnership interests); and (2) if such Person has more than one general partner, then the Constituent Documents shall provide that such Person shall continue (and not dissolve) for so long as a solvent general partner exists.  In addition, if such Person is a corporation, then, at all times: (a) such Person shall have at least one (1) Independent Director and (b) the board of directors of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of directors unless all of the directors, including the Independent Directors, shall have participated in such vote.  In addition, if such Person is a limited liability company, (A) such Person shall have at least one (1) Independent Manager or Independent Member, (B) if such Person is managed by a board of managers, the board of managers of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of managers unless all of the managers, including the Independent Managers, shall have participated in such vote, (C) if such Person is not managed by a board of managers, the members of such Person may not take any action requiring the affirmative vote of 100% of the members of such Person unless all of the members, including the Independent Members, shall have participated in such vote, (D) except in the case of the Parent, each managing member shall be a Single Purpose Entity and, in the case of the Parent, shall own nothing other than the Equity Interests in the SPEs, and (E) its Constituent Documents shall provide that until all of the Indebtedness and Obligations are paid in full such entity will not dissolve.  In addition, the Constituent Documents of such Person shall provide that such Person without the unanimous consent of all of the partners, managers, directors or members, as applicable, shall not with respect to itself or to any other Person in which it has a direct or indirect legal or beneficial interest (A) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or other similar official for the benefit of the creditors of such Person or all or any portion of such Person’s properties, (B) take any action that could reasonably be expected to cause such Person to become insolvent, petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, “or” (C) take any action that would cause such Person not to satisfy the requirements set forth herein for a Single Purpose Entity.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay its aggregate liabilities of such Person, as such liabilities mature and (c) such Person does not have unreasonably small capital in light of its intended operations.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPE” has the meaning specified in the preamble hereto.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Administrative Agent.

“Subordinated Debt” means any Indebtedness that is subordinated to the payment in full of the Obligations on terms and conditions satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Interest is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Substitute Lender” has the meaning specified in Section 2.12(a).

“SWDA” means the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.).

“Tax Affiliate” means, (a) any Borrower and (b) any Affiliate of any Borrower (excluding Emeritus) with which any Borrower files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Return” has the meaning specified in Section 4.8.

“Taxes” has the meaning specified in Section 2.11(a).

“Terrorism” has the meaning specified in Section 7.5(b).

“Third-Party Payor Program” has the meaning specified in Section 4.1(b).

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability.

“Trademarks” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Transfer” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable.  Conjugated forms thereof and the noun “Transfer” have correlative meanings.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

“United States” means the United States of America.

“U.S. Lender Party” means each of the Administrative Agent, each Lender, each SPV and each participant, in each case that is a Domestic Person.

“Voting Interest” means Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Westlake Borrower” means BREA Westlake LLC, a Delaware limited liability company.

“Westlake Collateral” means all Collateral held by the Westlake Borrower on which Westlake Liens were granted by the Westlake Borrower to the Administrative Agent for the benefit of the Lenders as security for the obligations of the Borrowers and the Westlake Borrower under the Original Credit Agreement.

“Westlake Liens” means all liens granted to the Lenders by the Westlake Borrower including, but not limited to, Liens related to the health care facility known as the Gardens at Westlake and located at 27569 Detroit Road, Westlake, Ohio.

“Westlake Loan Documents” means all Loan Documents executed by the Westlake Borrower in favor of the Administrative Agent for the benefit of the Lenders.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

Section 1.2                      Other Definitions.  The following terms have the meanings given to them in the applicable UCC:  “commodity account”, “commodity contract”, “commodity intermediary”, “deposit account”, “entitlement holder”, “entitlement order”, “equipment”, “financial asset”, “general intangible”, “goods”, “instruments”, “inventory”, “securities account”, “securities intermediary” and “security entitlement”.

Section 1.3                      Accounting Terms and Principles.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.  No change in the accounting principles used in the preparation of any Financial Statement hereafter adopted by Parent shall be given effect if such change would affect a calculation that measures compliance with any provision of Article V or VIII unless the Borrowers, the Administrative Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all Financial Statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.

Section 1.4                      Payments.  The Administrative Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Borrower.  Any such determination or redetermination by the Administrative Agent shall be conclusive and binding for all purposes, absent manifest error.  No determination or redetermination by any Secured Party or Borrower and no other currency conversion shall change or release any obligation of any Borrower or of any Secured Party (other than the Administrative Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted.  The Administrative Agent may round up or down to the nearest 1,000th, and may set up appropriate mechanisms to round up or down to the nearest 1,000th.

Section 1.5                      Interpretation.  i) Certain Terms.  Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property”, which shall be interpreted as broadly as possible, including, in any case, cash, securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property).  The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole.  In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”  In any other case, the term “including” when used in any Loan Document means “including without limitation.”  The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports.  The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The definitions in this Agreement shall apply equally to singular and plural forms of the defined terms and, whenever the context may require, any pronoun shall include the corresponding masculine feminine and neuter forms.

(b)           Certain References.  Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of any Secured Party required therefor is not obtained, any modification to any term of such agreement, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to New York time.  Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.  Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

ARTICLE II

THE FACILITIES

Section 2.1                      Disbursements.

(a)           Loans outstanding on the Restatement Date.  As of the Restatement Date, the Administrative Agent and the Lender have previously made loan advances to certain of the Borrowers in an aggregate amount equal to $167,000,000 pursuant to the Original Credit Agreement (the “Existing Loan”). As of the Restatement Date, the aggregate amount of the

 Existing Loan remaining outstanding on the Restatement Date is $161,392.387.25.  The Borrowers hereby acknowledge that all Obligations in respect of the Existing Loans outstanding as of the Restatement Date under, pursuant to, and as defined in the Original Credit Agreement shall be deemed to have been made to the Borrowers as ’Loans’ under this Agreement, and shall constitute a portion of the Obligations hereunder.

(b)           Loan Amount.  The balance of the total “Loan” in the original principal amount of TWO HUNDRED TWENTY MILLION AND 00/100 DOLLARS ($220,000,000) in excess of the Existing Loans shall be funded in one advance and repaid in accordance with this Agreement and the other Loan Documents.  On the Restatement Date, and subject to the terms, provisions and conditions of this Agreement (including, without limitation the Borrowers’ satisfaction of the conditions to the Restatement Date described in Section 3.1) and the other Loan Documents, the Lenders severally agree to disburse to the Borrowers, the proceeds of the balance of the Loan in the original principal amount of FIFTY-EIGHT MILLION SIX HUNDRED SEVEN THOUSAND SIX HUNDRED TWELVE AND 75/100 DOLLARS ($58,607,612.75).  Once repaid, the Loan may not be reborrowed.

(c)           Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Original Credit Agreement effective from and after the Restatement Date.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are not intended by the parties to be, and shall not constitute, a novation or an accord and satisfaction of the Indebtedness, the Obligations, or any other obligations owing to the Lender or the Administrative Agent under the Original Credit Agreement or any other Loan Documents (as defined in the Original Credit Agreement).  On the Restatement Date, the credit facilities and the terms and conditions thereof described in the Original Credit Agreement shall be amended and replaced by the credit facilities and the terms and conditions thereof described herein, and all Indebtedness, Obligations and other obligations of the Borrowers and any other Person outstanding as of such date under the Original Credit Agreement shall be deemed to be Indebtedness and Obligations outstanding hereunder without further action by any Person.

(d)           Non-Funding Lenders.

(i)           Voting Rights.   Notwithstanding anything herein to the contrary, including Section 11.1, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans or Commitments, included in the determination of “Required Lenders,” or “Lenders directly affected” pursuant to Section 11.1) for any voting or consent rights under or with respect to any Loan Document; provided that (A) the Commitment of a Non-Funding Lender may not be increased, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced in such a manner that by its terms affects such Non-Funding Lender more adversely than other Lenders, in each case without the consent of such Non-Funding Lender.  For the purposes of determining Required Lenders, the Loans and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(ii)           Borrower Payments to a Non-Funding Lender.  The Administrative Agent shall be entitled to hold, in a non-interest bearing account, all portions of any payments received by the Administrative Agent for the benefit of any Non-Funding Lender pursuant to this Agreement as cash collateral.  The Administrative Agent is hereby authorized to use such cash collateral to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties thereof, and then, to hold as cash collateral the amount of such Non-Funding Lender’s pro rata share, until the Obligations are paid in full in cash and all Commitments have been terminated.  Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, the Administrative Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender.  Any amounts owing by a Non-Funding Lender to the Administrative Agent which are not paid when due shall accrue interest at the LIBOR Rate applicable during such period.  In the event that the Administrative Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (iii) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, the Administrative Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of all unpaid obligations owing by such Lender to the Administrative Agent, and other Lenders under the Loan Documents.

(iii)           Cure.  A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender fully pays to the Administrative Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon.  Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(e)           Reserves and Escrows.

(i)           Replacement Reserve.  On and after August 15, 2012, the Borrowers shall deposit with the Administrative Agent a sum of money in an amount equal to THREE HUNDRED DOLLARS ($300) per unit (the “Replacement Reserve Deposit”); provided, however, that the Borrowers shall not be obligated to deposit or maintain such Replacement Reserve Deposit to the extent that the Borrowers have provided evidence, satisfactory to the Administrative Agent, in the form of a Capex Schedule attached to the Compliance Certificate delivered pursuant to Section 6.1(d) hereof that the Borrowers spent not less than Three Hundred Dollars ($300) per unit for the previous four fiscal quarters most recently ended.  To the extent the Replacement Reserve Deposit then maintained is sufficient, the Administrative Agent shall release funds from this reserve to reimburse the Borrowers, or (to the extent sufficient) to pay directly if a request is made for an amount in excess of $20,000, for capital expenditures for, and replacement of furniture, fixtures and equipment used in connection with, the Facilities, promptly following the Borrowers’ request therefore, which request shall be accompanied by invoices or other reasonable evidence of the payment or obligations for which a release is being requested.

(ii)           Tax Escrow.  The Borrowers shall deposit monthly with the Administrative Agent or the Administrative Agent’s designee, a sum of money equal to equal to one twelfth (1/12th) of the annual charges for real estate taxes, assessments and impositions relating to the Facilities as reasonably estimated by Administrative Agent.  On the Restatement Date, the Borrowers shall deposit with the Administrative Agent a sum of money which together with such monthly installments will be sufficient to make such tax payments thirty (30) days prior to the date any delinquency or penalty becomes due.  Provided sufficient funds are available in the foregoing tax reserve, Administrative Agent shall use such funds to pay real estate taxes, assessments and impositions relating to the Facilities prior to the date same are due, and any obligations of the Borrowers hereunder to pay same shall be deemed satisfied if sufficient funds to pay same are in such reserve.

(iii)           Insurance Escrow.  On or prior to the Restatement Date, the Borrowers shall deposit (and shall thereafter maintain at all times) with the Administrative Agent or Administrative Agent’s designee, a sum of money equal to equal to one fourth (1/4th) of the annual charges for property for insurance premiums relating to the property insurance coverages required by this Agreement as reasonably estimated by Administrative Agent.

(iv)           Disbursement.  After the Restatement Date, deposits in respect of the escrows described in clause (ii) above shall be made on the basis of the Administrative Agent’s reasonable estimate from time to time of the charges for the current year (or other applicable period).  All funds deposited pursuant to clause (ii) – (iii) shall be held by the Administrative Agent without interest.  These sums may be commingled with the general funds of the Administrative Agent and shall not be deemed to be held in trust for the benefit of the Borrowers.  The Borrowers hereby grant to the Administrative Agent for the benefit of Lender and the Administrative Agent a security interest in all funds so deposited with the Administrative Agent for the purpose of securing the Obligations.  While an Event of Default exists, the funds deposited may be applied in payment of the charges for which such funds have been deposited, or to the payment of the Obligations or any other charges affecting the security of the Administrative Agent, as the Administrative Agent may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by the Administrative Agent.  The Borrowers shall furnish the Administrative Agent with bills for the charges for which such escrows are required promptly upon the Borrowers’ receipt thereof.  If at any time the amount in escrow with the Administrative Agent, together with amounts to be deposited by the Borrowers before such charges are payable, is insufficient to pay such charges, the Borrowers shall deposit any deficiency with the Administrative Agent immediately upon demand.  The Administrative Agent shall promptly pay such charges, when the amount in escrow with the Administrative Agent is sufficient to pay such charges and the Administrative Agent has received a bill for such charges, if applicable.

Section 2.2                      Maturity Date and Repayment of Loans.

Interest Rate.  Unless otherwise specified to the contrary in this Agreement, the Loans and the outstanding amount of all other Obligations (other than pursuant to Secured Hedging Agreements and the Existing Hedging Agreement) shall accrue at a floating rate of interest equal to four and five one hundredths percent (4.05%) per annum in excess of the LIBOR Rate (the “Interest Rate”).  The interest Rate shall be reset monthly effective as of the first date of each month between the Restatement Date and the Scheduled Maturity Date.

(a)           Terms of Payment.

(i)           Commencing on July 1, 2011, and on the first day each month thereafter until the Maturity Date, the Borrowers shall pay interest for the Loan in arrears on the first day of each month until all amounts due under the Loan Documents are paid in full at the applicable Interest Rate.

(ii)           Commencing on July 1, 2011 and continuing on the first (1st) day of each month thereafter until all amounts due under the Loan Documents are paid in full (each, a “Payment Date”), Borrowers shall make monthly principal amortization payments in accordance with Schedule 2.2 attached hereto.

(b)           Payment in Full of Outstanding Principal and Interest and Other Obligations.  On the Scheduled Maturity Date, the Borrowers shall pay all outstanding principal, accrued and unpaid interest, default interest, other Obligations and any and all other amounts due under any Loan Document.

(c)           Payment Dates When First (1st) is not a Business Day.  If the first day of the month is not a Business Day, then the applicable payment due hereunder shall be made on the first Business Day of such month.  All payments described in this Section 2.2 shall be made to the Administrative Agent in accordance with Section 2.7.

Section 2.3                      Optional Prepayments.

(a)           Lock-Out Period.  On or after June 1, 2012, the Loan may be prepaid in whole or in part in accordance with the release provisions in Section 2.13 provided the Borrowers pay to Administrative Agent with such prepayment all accrued interest and all other outstanding amounts then due and unpaid under the Loan Documents (including, without limitation, any Breakage Amounts).

(b)           Involuntary Prepayment. If the Loan is accelerated by the Administrative Agent in accordance with the terms of this Agreement for any reason, the Borrowers shall pay the Administrative Agent, in addition to the other amounts due hereunder, and, if applicable, the Breakage Amount.

Section 2.4                      Mandatory Payments.

(a)           Asset Sales and Property Loss Events.  Upon receipt on or after the Restatement Date by any Borrower of (i) Net Cash Proceeds arising from any Transfer by any Borrower of any of its property other than Transfers of its own Equity Interests and Transfers of property permitted hereunder in reliance upon any of clauses (a) through (c) of Section 8.4, (ii) the Release Price of any Facility arising from any Facility released pursuant to Section 2.13, or (iii) Net Cash Proceeds arising from any Property Loss Event with respect to any property of any Borrower to the extent resulting, in the aggregate with all other such Property Loss Events, in the receipt by any of them of Net Cash Proceeds in excess of $50,000, such Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to 100% of such Net Cash Proceeds or the Release Price of any Facility as applicable; provided, however, that, in the case of clause (iii) above, upon any such receipt, as long as no Event of Default shall be continuing, any Borrower may make Permitted Reinvestments with such Net Cash Proceeds and such Borrower shall not be required to make or cause such payment to the extent (x) such Net Cash Proceeds are intended to be or are actually used to make Permitted Reinvestments and (y) on each Reinvestment Prepayment Date for such Net Cash Release Price Proceeds, such Borrower shall pay or cause to be paid to the Administrative Agent an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Prepayment Date.

(b)           Application of Payments.  Any payments made to the Administrative Agent pursuant to this Section 2.4 shall be applied to the Obligations in accordance with Section 2.6(b).

Section 2.5                      Default Interest; Fees.

(a)           Default Interest.  Notwithstanding the Interest Rate specified in Section 2.2 above or any other interest rates specified elsewhere in any Loan Document, effective immediately upon (A) the occurrence of any Event of Default under Section 9.1(e)(ii) or (B) the delivery of a notice by the Administrative Agent at the direction of the Required Lenders to any Borrower during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then due and payable shall bear interest at a rate that is 4% per annum in excess of the interest rate applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

(b)           Additional Fees.  The Borrowers shall pay to the Administrative Agent and its Related Persons the following fees:

(i)           its reasonable and customary fees and expenses in connection with any payments made pursuant to Section 2.10(a) (Breakage Costs);

(ii)           a collateral monitoring fee of $833.34 per month which shall be prorated for any partial month; and

(iii)           a loan origination fee of $1,650,000, due and payable on the Restatement Date.

The fees set forth in subparagraphs (ii) and (iii) above are fully earned when due and non-refundable when paid.

Section 2.6                      Application of Payments.

(a)           Application of Voluntary Prepayments.  Unless otherwise provided in this Section 2.6 or elsewhere in any Loan Document, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrowers shall be applied to repay the Obligations the Borrowers designate, and shall be paid pro rata by the Administrative Agent to the Lenders.

(b)           Application of Mandatory Prepayments.  Subject to the provisions of clause (c) below with respect to the application of payments during the continuance of an Event of Default, any payment made by any Borrower to the Administrative Agent pursuant to Section 2.4 or any other prepayment of the Obligations required to be applied in accordance with this clause (b) shall be applied to repay the outstanding principal balance of the Loans; provided, that in the case of payments made pursuant to clause (ii) of Section 2.4, any portion of the Release Price remaining after the payment of the Allocated Loan Amount of such Facility shall be applied by the Administrative Agent, in its sole discretion, to other expenses and fees, including without limitation the interest due and payable on the Loan.

(c)           Application of Payments During an Event of Default.  Each Borrower hereby irrevocably waives, and agrees to cause each other Borrower to waive, the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral and agrees that, during the continuance of an Event of Default, notwithstanding the provisions of clause (a) above, the Administrative Agent may, and, upon either (A) the direction of the Required Lenders or (B) the termination of any Commitment or the acceleration of any Obligation pursuant to Section 9.2 as a result of such Event of Default, shall, apply all payments in respect of any Obligation, all funds on deposit in any escrow established pursuant to Section 2.1(b) and all other proceeds of Collateral (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Administrative Agent, (ii) second, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders, (iii) third, to pay interest then due and payable in respect of the Loans, (iv) fourth, to repay the outstanding principal amounts of the Loans and Secured Hedging Agreements, (v) fifth, to pay amounts owing with respect to Existing Hedging Agreements, and (vi) sixth, to the ratable payment of all other Obligations.

(d)           Application of Payments Generally.  All repayments of Loans shall be applied to reduce the remaining installments of such outstanding principal amounts of the Loans in the order of their maturities.  Any priority level set forth in this Section 2.6 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.

Section 2.7                      Payments and Computations.  ii) Procedure.  The Borrowers shall make each payment under any Loan Document not later than 2:00 p.m. on the day when due to the Administrative Agent by wire transfer to the following account (or at such other account or by such other means to such other address as the Administrative Agent shall have notified the Borrowers in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

ABA No. 021 001 033
Account Number 50-256-477
Deutsche Bank Trust Company Americas, New York, New York

Account Name:  GEMSA Loan Services, LP
Reference:  BREA Emeritus LLC, Loan Number 70004286

The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in Section 2.6.  The Lenders shall make any payment under any Loan Document in immediately available Dollars and without setoff or counterclaim.

(b)           Computations of Interests and Fees.  All computations of interest and of fees shall be made by the Administrative Agent  on the basis of the actual number of days in the year divided by a 360 day year (actual/360) (or in the case of Base Rate Loans whose interest rate is calculated based on the rate set forth in clause (a) of the definition of “Base Rate”, 365/366 days), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable.  Each determination of an interest rate or the amount of a fee hereunder shall be made by the Administrative Agent (including determinations of a LIBOR Rate or Base Rate in accordance with the definitions of “LIBOR Rate” and “Base Rate”, respectively) and shall be conclusive, binding and final for all purposes, absent manifest error.

(c)           Payment Dates.  Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees; provided, however, that such interest and fees shall continue accruing as a result of such extension of time as provided for herein.

(d)           Advancing Payments.  Unless the Administrative Agent shall have received notice from the Borrowers to the Lenders prior to the date on which any payment is due hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrowers shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter, at the rate applicable to Base Rate Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

Section 2.8                      Evidence of Debt.  iii) Records of Lenders.  Each Lender shall maintain in accordance with its usual practice accounts evidencing Indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  In addition, each Lender having sold a participation in any of its Obligations or having identified an SPV as such to the Administrative Agent, acting as agent of the Borrowers solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as such Lender shall notify the Borrowers) a record of ownership, in which such Lender shall register by book entry (A) the name and address of each such participant and SPV (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such participant and SPV in any Obligation, in any Commitment and in any right to receive any payment hereunder.

(b)           Records of Administrative Agent.  The Administrative Agent, acting as agent of the Borrowers solely for tax purposes and solely with respect to the actions described in this Section 2.8, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as the Administrative Agent may notify the Borrowers) (A) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Administrative Agent, each Lender and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Section 2.12 (Substitution of Lenders) and Section 11.2 (Assignments and Participations; Binding Effect)), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, (4) the amount of any principal or interest due and payable or paid, and (5) any other payment received by the Administrative Agent from the Borrowers and its application to the Obligations.

(c)           Registered Obligations.  Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein.  This Section 2.8 and Section 11.2 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(d)           Prima Facie Evidence.  The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or the Administrative Agent to maintain any such account shall affect the obligations of any Borrower to repay the Loans in accordance with their terms.  In addition, the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender, as applicable, for all purposes of this Agreement.  Information contained in the Register with respect to any Lender shall be available for access by each Borrower, the Administrative Agent, and such Lender at any reasonable time and from time to time upon reasonable prior notice.  No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by the Administrative Agent.

(e)           Notes.  Upon any Lender’s request, made through the Administrative Agent, the Borrowers shall promptly execute and deliver Notes to such Lender evidencing the Loans of such Lender and substantially in the form of Exhibit E; provided, however, that only one Note shall be issued to each Lender, except (i) to an existing Lender exchanging existing Notes to reflect changes in the Register relating to such Lender, in which case the new Notes delivered to such Lender shall be dated the date of the original Notes and the Note being replaced shall be voided and returned to the Borrowers, and (ii) in the case of loss, destruction or mutilation of existing Notes and similar circumstances, provided that such Lender provides Borrowers with a lost note affidavit and indemnity related thereto.  Each Note, if issued, shall only be issued as means to evidence the right, title or interest of a Lender or a registered assignee in and to the related Loan, as set forth in the Register, and in no event shall any Note be considered a bearer instrument or obligation.

Section 2.9                      Suspension of LIBOR Rate.  Notwithstanding any provision to the contrary in this Article II, the following shall apply:

(a)           Interest Rate Unascertainable, Inadequate or Unfair.  In the event that (A) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the LIBOR Rate is determined or (B) the Required Lenders notify the Administrative Agent that the LIBOR Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall promptly so notify the Parent and the Lenders, whereupon the obligation of each Lender to make or to continue LIBOR Rate Loans shall be suspended as provided in clause (c) below until the Administrative Agent shall notify the Parent that the Required Lenders have reasonably determined that the circumstances causing such suspension no longer exist.

(b)           Illegality.  If any Lender determines that the introduction of, or any change in or in the interpretation of, any Requirement of Law after the date of this Agreement shall make it unlawful, or any Governmental Authority shall assert that it is unlawful, for any Lender or its applicable lending office to make LIBOR Rate Loans or to continue to fund or maintain LIBOR Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Administrative Agent, the obligation of such Lender to make or to continue LIBOR Rate Loans shall be suspended as provided in clause (c) below until such Lender shall, through the Administrative Agent, notify the Borrowers that it has determined that it may lawfully make LIBOR Rate Loans.

(c)           Effect of Suspension.  If the obligation of any Lender to make or to continue LIBOR Rate Loans is suspended, (A) such Lender shall make a Base Rate Loan at any time such Lender would otherwise be obligated to make a LIBOR Rate Loan and (B) each existing LIBOR Rate Loan of such Lender shall automatically and immediately (or, in the case of any suspension pursuant to clause (a) above, on the last day of the current Interest Period thereof) be converted into a Base Rate Loan.

Section 2.10                      Breakage Costs; Increased Costs; Capital Requirements.  iv) Breakage Costs.  The Borrowers shall compensate each Lender, upon demand from such Lender to the Borrowers (with copy to the Administrative Agent), for all Liabilities (including, in each case, those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to prepare to fund, to fund or to maintain the LIBOR Rate Loans of such Lender to the Borrowers but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may incur (A) to the extent any LIBOR Rate Loan is paid (whether through a scheduled, optional or mandatory prepayment) or converted to a Base Rate Loan (including because of Section 2.9) on a date that is not the last day of the applicable Interest Period or (B) as a consequence of any failure by the Borrowers to repay LIBOR Rate Loans when required by the terms hereof.  For purposes of this clause (a), each Lender shall be deemed to have funded each LIBOR Rate Loan made by it using a matching deposit or other borrowing in the London interbank market.

(b)           Increased Costs.  If at any time any Lender reasonably determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority shall have the effect of (i) increasing the cost to such Lender of making, funding or maintaining any LIBOR Rate Loan or to agree to do so or of participating, or agreeing to participate, in extensions of credit involving LIBOR Rate Loans or (ii) imposing any other cost to such Lender with respect to compliance with its obligations under any Loan Document, then, upon demand by such Lender (with copy to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such increased cost; provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued.

(c)           Increased Capital Requirements.  If at any time any Lender determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority, regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, any Lender or any similar requirement (in each case other than any imposition or increase of Eurodollar Reserve Requirements) shall have the effect of reducing the rate of return on the capital of such Lender as a consequence of its obligations under or with respect to any Loan Document to a level below that which, taking into account the capital adequacy policies of such Lender, such Lender could have reasonably achieved but for such adoption or change, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such reduction; provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued.

(d)           Compensation Certificate.  Each demand for compensation under this Section 2.10 shall be accompanied by a certificate of the Lender claiming such compensation, setting forth in reasonable detail the amounts to be paid hereunder, which certificate shall be conclusive, binding and final for all purposes, absent manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 2.11                      Taxes.  v) Payments Free and Clear of Taxes.  Except as otherwise provided in this Section 2.11, each payment by any Borrower under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding the taxes set forth in clauses (i) and (ii) below, the “Taxes”) other than for (i) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document) or (ii) taxes that are directly attributable to either (a) the failure (other than as a result of a change in any Requirement of Law that occurs after the date a Secured Party becomes a “Secured Party” under this Agreement) by any Secured Party to deliver the documentation required to be delivered by a Non-U.S. Lending Party claiming to be exempt from, or subject to a reduced rate for, United States withholding tax, pursuant to clause (f) below or (b) if the Non-U.S. Lender indicates in the documentation that they are only claiming a reduced rate for United States withholding, taxes up to the claimed rate of withholding with respect to the type of income for which the reduced rate is claimed.

(b)           Gross-Up.  If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document (other than any Secured Hedging Agreement or the Existing Hedging Agreement) to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 2.11(b)), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions, (iii) the Borrowers shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within thirty (30) days after such payment is made, the Borrowers shall deliver to the Administrative Agent an original or certified copy of a receipt evidencing such payment; provided, however, that no such increase shall be made with respect to, and no Borrower shall be required to indemnify any such Secured Party pursuant to clause (d) below for, withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Secured Party became a “Secured Party” under this Agreement in the capacity under which such Secured Party makes a claim under this clause (b), except in each case to the extent such Secured Party is a direct or indirect assignee (other than pursuant to Section 2.12 (Substitution of Lenders)) of any other Secured Party that was entitled, at the time the assignment of such other Secured Party became effective, to receive additional amounts under this clause (b).

(c)           Other Taxes.  In addition, the Borrowers agree to pay, and authorize the Administrative Agent to pay in their names, any stamp, documentary, excise or property tax, transfer, mortgage, recording charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”).  Within 30 days after the date of any payment of Taxes or Other Taxes by any Borrower, such Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.11, the original or a certified copy of a receipt evidencing payment thereof.

(d)           Indemnification.  The Borrowers shall reimburse and indemnify, within thirty (30) days after receipt of demand therefor from the Administrative Agent, each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) actually paid by such Secured Party and any Liabilities arising therefrom or with respect thereto.  A certificate of the Secured Party (or of the Administrative Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth in reasonable detail the amounts to be paid thereunder and delivered to the Borrowers with copy to the Administrative Agent, shall be conclusive, binding and final for all purposes, absent manifest error.

(e)           Mitigation.  Any Lender claiming any additional amounts payable pursuant to this Section 2.11 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the reasonable determination of such Lender, be otherwise disadvantageous to such Lender.

(f)           Tax Forms.  (i) Each Non-U.S. Lender Party shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by any Borrower or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrowers (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable:  (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from U.S. withholding tax under an income tax treaty) and/or W-8IMY (claiming exemption from U.S. withholding tax for any portion of any sums paid or payable to such Non-U.S. Lender Party under any of the Loan Documents for which it does not act or ceases to act for its own account with respect to thereto) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Administrative Agent and the Borrowers that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents.  Unless the Borrowers and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax, the Borrowers and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(i)           Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by any Borrower or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrowers (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(ii)           Each Lender having sold a participation in any of its Obligations or identified an SPV as such to the Administrative Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to the Administrative Agent.

Section 2.12                      Substitution of Lenders.  vi) Substitution Right.  In the event that any Lender that is not an Affiliate of the Administrative Agent (an “Affected Lender”) (i) makes a claim under clause (b) (Increased Costs) or (c) (Increased Capital Requirements) of Section 2.10, (ii) notifies the Parent pursuant to Section 2.9(b) (Illegality) that it has become illegal for such Lender to continue to fund or make any LIBOR Rate Loan, (iii) makes a claim for payment pursuant to Section 2.11(b) (Taxes), (iv) becomes a Non-Funding Lender or (v) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of a larger percentage of the Lenders than the Required Lenders, the Borrowers may either pay in full such Affected Lender without premium or penalty with respect to amounts due with the consent of the Administrative Agent or substitute for such Affected Lender any Lender or any Affiliate or Approved Fund of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent (in each case, a “Substitute Lender”).  Upon Borrowers’ request, the Administrative Agent shall solicit and obtain a Substitute Lender.  Notwithstanding anything herein to the contrary, with respect to a Lender that is a Non-Funding Lender, the Administrative Agent may, but shall not be obligated to, obtain a Substitute Lender and execute an Assignment on behalf of such Non-Funding Lender at any time with three Business Days’ prior notice to such Non-Funding Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par.

(b)           Procedure.  To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender, the Borrowers shall deliver a notice to the Administrative Agent and such Affected Lender.  The effectiveness of such payment or substitution shall be subject to the delivery to the Administrative Agent by the Borrowers (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender (including interest through the end of the applicable Interest Period that will be owed because of such payment), and (ii) in the case of a substitution, (A) except in the event the Affected Lender is a Non-Funding Lender, payment of the assignment fee set forth in Section 11.2(c) and (B) an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents and assume the Commitment of the Affected Lender.

(c)           Effectiveness.  Upon satisfaction of the conditions set forth in clause (b) above or in the case of a substitution of a Non-Funding Lender as described in the last sentence of clause (a) above, the Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full, such Affected Lender’s Commitments shall be terminated and (ii) in the case of any substitution, (A) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Commitments, (B) the Substitute Lender shall become a “Lender” hereunder having a Commitment in the amount of such Affected Lender’s Commitment and (C) the Affected Lender shall execute and deliver to the Administrative Agent an Assignment to evidence such substitution and deliver any Note in its possession; provided, however, that the failure of any Affected Lender to execute any such Assignment or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.  Each Lender agrees that if the Borrower or the Administrative Agent exercises its option hereunder to cause an assignment by such Lender as an Affected Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 11.2.  In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver, on behalf of such Lender as assignor, any assignment agreement or other documentation as may be required to give effect to an assignment in accordance with Section 11.2 on behalf of an Affected Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 11.2.

Section 2.13                      Release of Collateral.  In conjunction with the sale or refinancing of one or more of the Facilities and subject to the conditions set forth below, Borrowers may obtain from Administrative Agent the release (each of the following shall be referred to herein as a “Facility Release”) from the lien of the Security Documents (and the release of all other collateral exclusively relating to such Release Facility (as defined below)) with respect to individual Facilities (any such Facility for which a Release is obtained being referred to herein as a “Release Facility” and collectively, the “Release Facilities”) and the Release Facility(ies) shall not be included in the Collateral for any period thereafter for purposes of the Loan Documents.  The Borrowers may obtain a release of a Release Facility so long as: (i) no less than ten (10) Facilities remain as security for the Loan after each such Release, (ii) other than the Facilities set forth on Schedule II, no such Facility Release occurs prior to June 1, 2012, and (iii) the conditions set forth below have been satisfied:

(a)           The amount to be paid by Borrowers to Administrative Agent for such Release Facility (any such amount a “Release Price”) shall be an amount equal to one hundred and five percent (105%) of the Allocated Loan Amount for each such Release Facility plus the pro rata portion of any Breakage Amount or other fee due with respect to such Release Facility(ies);

(b)           As of the date of such proposed Facility Release, the Consolidated Project Yield shall be (after giving effect to the proposed Facility Release) equal to or greater than ten and one-half percent (10.5%);

(c)           As of the date of such proposed Facility Release of any Release Facility, (i) no Event of Default shall have occurred and shall be continuing under any of the Loan Documents (other than an Event of Default related solely to the applicable Release Facility(s) such that the requested Release would have the effect of curing the Event of Default with respect to the remaining Facilities following such Release) and (ii) the Borrowers shall be in compliance with Article 5 hereof both before and after giving effect to such proposed Release;

(d)           Borrowers shall have paid Administrative Agent the applicable Release Price to be applied pursuant to Section 2.6(b) hereof;

(e)           Borrowers shall have paid Administrative Agent all of Administrative Agent’s reasonable out-of-pocket fees and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with such Facility Release;

(f)           Borrowers shall have provided Administrative Agent with not less than thirty (30) days prior written notice specifying the first day of a calendar month (or if not a Business Day, the first Business Day of such calendar month) (the “Release Date”) on which the Facility Release is to occur;

(g)           Borrowers shall have paid Administrative Agent interest accrued and unpaid on the principal balance of the Loan to and including the Release Date;

(h)           Borrowers shall have paid Administrative Agent all other sums, not including scheduled interest or principal payments, which are then due and owing under the Note, the Security Documents and the other Loan Documents; and

(i)           Borrowers shall have delivered to Administrative Agent at the Borrowers’ sole cost and expense releases of such Release Facility(ies) from the lien of the Security Documents (for execution by Administrative Agent) in a form appropriate for the jurisdiction in which each such Release Facility is located and otherwise reasonably acceptable to Administrative Agent.

ARTICLE III

CONDITIONS TO LOANS

Section 3.1                      Conditions Precedent to Funding.  The obligation of each Lender to fund its Pro Rata Share of the unfunded Loan is subject to the satisfaction or due waiver by Administrative Agent and each Lender of each of the following conditions precedent on or before the Restatement Date:

(a)           Certain Documents.  The Administrative Agent shall have received on or prior to the Restatement Date (unless otherwise specified below), each of the following, each dated the Restatement Date, unless otherwise agreed by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and each Lender:

(i)           this Agreement duly executed by each Borrower and, for the account of each Lender having requested the same by notice to the Administrative Agent and the Borrowers received by each at least 1 Business Days prior to the Restatement Date (or such later date as may be agreed to by the Borrowers), Notes conforming to the requirements set forth in Section 2.8(e);

(ii)           the Security Agreement, duly executed by each Borrower, together with, to the extent not delivered to Administrative Agent under the terms of the Original Credit Agreement, (A) copies of UCC, Intellectual Property and other appropriate search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings and other documents with respect to the priority of the security interest of the Administrative Agent in the Collateral, in each case as may be reasonably requested by the Administrative Agent and (B) all documents representing all Equity Interests being pledged pursuant to such Security Agreement and related undated powers or endorsements duly executed in blank;

(iii)           the Mortgage Amendment Documents duly executed by each respective Borrower for each Facility;

(iv)           The Limited Recourse Guaranty, duly executed by Emeritus;

(v)           The Environmental Indemnity, duly executed by Emeritus and the Borrowers;

(vi)           The state of title to the Real Property shall be satisfactory to the Administrative Agent and the Mortgages, as amended by the Mortgage Amendments shall be insured by a date down endorsement and a mortgage modification endorsement to the mortgagee title insurance policies issued under the terms of the Original Credit Agreement, all in form and substance reasonably acceptable to the Administrative Agent.

(vii)           The Administrative Agent shall have received the following, all in form and substance reasonably satisfactory to the Administrative Agent in its sole and absolute discretion:

(A)           No-change affidavits with respect to the As-Built Surveys;

(B)           copies of all recent real estate tax bills, with proof of payment if due, together with evidence that each parcel of Real Property is a separately identifiable tax lot; and

(C)           evidence reasonably satisfactory to the Administrative Agent that the improvements on the Real Property are not within a special flood hazard area and is not eligible for flood insurance under the U. S. Flood Disaster Protection Act of 1973, as amended.

(viii)           duly executed favorable opinions of counsel to the Borrowers in New York addressed to the Administrative Agent and the Lenders and addressing such matters as the Administrative Agent may reasonably request;

(ix)           a copy of each Constituent Document of each Borrower that is on file with any Governmental Authority in any jurisdiction, certified as of a recent date by such Governmental Authority or a Responsible Officer, together with, if applicable, certificates from such Governmental Authority attesting to the good standing of such Borrower in such jurisdiction and each other jurisdiction where such Borrower is qualified to do business as a foreign entity or where such qualification is necessary (and, if appropriate in any such jurisdiction, related tax certificates);

(x)           a certificate of a Responsible Officer of each Borrower in charge of maintaining books and records of such Borrower certifying as to (A) the names and signatures of each Responsible Officer of such Borrower authorized to execute and deliver any Loan Document, (B) the Constituent Documents of such Borrower attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification (or, for any such Constituent Document delivered pursuant to clause (v) above, that there have been no changes from such Constituent Document so delivered) and (C) if applicable, the resolutions of such Borrower’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which such Borrower is a party;

(xi)           a certificate of a Responsible Officer of each Borrower to the effect that (A) after giving effect to the Loan, (1) the representations and warranties set forth in any Loan Document are true and correct in all material respects as of the Restatement Date, and (2) no Event of Default shall be continuing, and (B) the Borrowers taken as a whole are Solvent after giving effect to the Loans, the application of the proceeds thereof in accordance with Section 7.9 and the payment of all estimated legal, accounting and other fees and expenses related hereto and thereto;

(xii)           insurance certificates in form and substance satisfactory to the Administrative Agent demonstrating that the insurance policies required by Section 7.5 are in full force and effect and have all endorsements required by such Section 7.5; and

(xiii)           such other documents and information with respect to the Facilities or the Borrowers as any Lender through the Administrative Agent may reasonably request.

(b)           Escrows, Reserves, Fees and Expenses.  Borrowers shall have funded all escrows and reserves and paid to the Administrative Agent, for the account of the Administrative Agent, its Related Persons or any Lender, as the case may be, all fees and all reimbursements of costs or expenses, in each case due and payable under any Loan Document.

(c)           Consents.  Each Borrower shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary in connection with the consummation of the transactions contemplated in any Loan Document or Related Document.

(d)           Related Transactions.  The Administrative Agent shall be satisfied that, (i) subject only the funding of the Loans hereunder and the use of proceeds thereof, (A) as certified to the Administrative Agent, all conditions precedent to the consummation of the Acquisition will have been satisfied or duly waived with the consent of the Administrative Agent and the Acquisition will have been consummated in accordance with the Acquisition Agreement and (B) the applicable Collateral shall be free and clear of all Liens other than Liens permitted pursuant to Section 8.2, and (ii) the Required Investors’ Equity Investment will have been made.

Section 3.2                      Determinations of Initial Borrowing Conditions.  For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to be satisfied with each document and each other matter required to be satisfactory to such Lender unless, prior to the Restatement Date, the Administrative Agent receives notice from such Lender specifying such Lender’s objections and such Lender has not made available its Pro Rata Share of the Loan to be made on such date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Administrative Agent to enter into the Loan Documents, each Borrower represents and warrants to each of them each of the following on and as of the Restatement Date, the following:

Section 4.1                      Corporate Existence; Compliance with Law.  vii) Each of Emeritus and each Borrower (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (iii) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its property, to lease or sublease any property it operates under lease or sublease and to conduct its business as now or currently proposed to be conducted, (iv) is in compliance with its Constituent Documents, (v) is in compliance with all applicable Requirements of Law, except, in each case, where the failure to be in compliance would not have a Material Adverse Effect, (vi) with respect to each Facility, has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of business, except where the failure to obtain such Permits, make such filings or give such notices would not, in the aggregate, have a Material Adverse Effect, and (vii) is not a foreign person within the meaning of § 1445(f)(3) of the Code.

(b)           Each Facility (i) is being operated as an assisted living, skilled nursing, independent senior housing or Alzheimer’s facility, having the number of licensed beds/units as set forth on Schedule 4.16, attached hereto (as modified from time to time with Administrative

Agent’s consent), (ii) is in conformance in all material respects with all insurance, reimbursement and cost reporting requirements, and, if applicable, has a current provider agreement that is in full force and effect under Medicare and Medicaid, and (iii) is in compliance with all applicable Requirements of Law, except, in each case, where the failure to be in compliance would not materially (x) impair the value or marketability of such Facility or (y) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such Facility.  There is no threatened in writing, existing or pending revocation, suspension, termination, probation, restriction, limitation, or nonrenewal proceeding by any third-party payor, including Medicare, Medicaid, Blue Cross, Blue Shield or any other private commercial insurance managed care and employee assistance program (such programs, the “Third-Party Payor Programs”), to which any Borrower may presently be subject with respect to any Facility.

(c)           With respect to each Facility, all Licenses necessary or desirable for using and operating the Facilities for the uses described in clause (b), above, are held by, or will be held by, Borrowers, in the name of the applicable Borrower, as required under applicable law, and are in full force and effect.

(d)           To the Borrowers’ knowledge, with respect to each Facility, there are no proceedings by any Governmental Authority or notices thereof that would, directly or indirectly, or with the passage of time (i) have a material adverse impact on Borrowers’ ability to accept and/or retain patients or residents or operate such Facility for its current use or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients or residents, (ii) modify, limit or result in the transfer, suspension, revocation or imposition of probationary use of any of the Licenses, or (iii) adversely affect any Borrower’s continued participation in, to the extent applicable, the Medicaid or Medicare programs or any other Third-Party Payors Programs, or any successor programs thereto in which the Borrowers participate.

(e)           With respect to each Facility, except as reviewed and approved by Administrative Agent, no Facility has received a violation, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against any Facility, Borrower or against any officer, director, partner, member or stockholder of any Borrower, by any Governmental Authority since the date of the Original Credit Agreement, and there have been no violations since the date of the Original Credit Agreement which have threatened any Facility’s, or any Borrower’s certification for participation in Medicare or Medicaid or the other Third-Party Payor Programs.

(f)           With respect to each Facility, there are no current, pending or outstanding Third-Party Payor Programs reimbursement audits, appeals or recoupment efforts pending at any Facility, and there are no years that are subject to audit in respect of any Third-Party Payor Program that would, in each case, adversely affect any Borrower, other than audit and immaterial recoupment rights pursuant to Medicare and Medicaid programs.

(g)           No Borrower is a participant in any federal program whereby any Governmental Authority may have the right to recover funds by reason of the advance of federal funds, including those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.), as it may be

 amended, other than the recoupment rights granted to Medicare, Medicaid and other Third Party Payor Programs.

(h)           With respect to each Facility, substantially all of the patient and resident care agreements conform in all material respects with the form patient or resident care agreements that have been delivered to Administrative Agent.

(i)           Neither Borrower nor Emeritus, in its capacity as the manager of the Facilities, is a party to any collective bargaining agreement or other labor contract applicable to persons employed by it at the Facilities and there are no threatened or pending labor disputes at the Facilities.

(j)           Emeritus’ principal place of business is at 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121.  Emeritus is the manager and sole member of the Parent free and clear of all liens, claims and encumbrances.  Emeritus, acting in its capacity as the manager and sole member of the Parent, has the authority to make all decisions for each of the Borrowers.

Section 4.2                      Loan and Related Documents.  viii) Power and Authority.  The execution, delivery and performance by Emeritus and each Borrower of the Loan Documents and Related Documents to which it is a party (i) are within the corporate or similar powers of Emeritus and each Borrower and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Equity Interests), (ii) do not (A) contravene the Constituent Documents of Emeritus or any Borrower, (B) violate any applicable Requirement of Law, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Borrower or Emeritus (including other Related Documents or Loan Documents) other than those that would not, in the aggregate, have a Material Adverse Effect and are not created or caused by, or constitute a conflict, breach, default or termination or acceleration event under, any Loan Document or (D) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Borrower or any of its Subsidiaries and (iii) to any Borrower’s knowledge, do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) with respect to the Loan Documents, the filings required to perfect the Liens created by the Loan Documents, (B) those listed on Schedule 4.2 and that have been, or will be prior to the Restatement Date, obtained or made, copies of which have been, or will be prior to the Restatement Date, delivered to the Administrative Agent, and each of which on the Restatement Date will be in full force and effect and (C) with respect to the Acquisition, those that, (1) if not obtained, would not, in the aggregate, have a Material Adverse Effect, or (2) will be obtained upon completion of the Acquisition and completion of any required post closing procedures or undertakings that are preconditions thereto.

(b)           Due Execution, Delivery and Enforceability.  From and after its delivery to the Administrative Agent, each Loan Document and Related Document has been duly executed and delivered to the other parties thereto by Emeritus and each Borrower party thereto, as applicable, is the legal, valid and binding obligation of Emeritus and each Borrower and is enforceable against such Person in accordance with its terms, except a such enforceability may be limited by creditors rights laws and general principles of equity.

(c)           Related Documents.  Each representation and warranty in each Related Document is true and correct in all material respects and no Default or Event of Default has occurred thereunder.

(d)           Emeritus.  Emeritus has the full right, power and authority to execute the Loan Documents on its behalf and on behalf of each Borrower.

Section 4.3                      Ownership of the Borrowers.  The information set forth on the Corporate Chart is complete and accurate as of the Restatement Date.  All outstanding Equity Interests of each Person listed thereon have been validly issued, are fully paid and non-assessable (to the extent applicable).  The Equity Interests of each Borrower are free and clear of all Liens other than the security interests created by the Loan Documents and, in the case of joint ventures, Permitted Liens.  There are no Equity Equivalents with respect to the Equity Interests of any Borrower (other than the Parent), as of the Restatement Date.  There are no Equity Equivalents with respect to the Equity Interests of Parent.  There are no Contractual Obligations or other understandings to which any Borrower is a party with respect to (including any restriction on) the issuance, voting, Transfer or pledge of any Equity Interest or Equity Equivalent of any Borrower.

Section 4.4                      Financial Statements.  ix) Each of (i) the certified Consolidated balance sheet of the Borrowers as at December 31, 2010 and the related Consolidated statements of income, retained earnings and cash flows of the Borrowers for the Fiscal Year then ended and (ii) subject to the absence of footnote disclosure and normal recurring year end adjustments, the unaudited Consolidated balance sheets of the Borrowers as at March 31, 2011 and the related Consolidated statements of income, retained earnings and cash flows of the Borrowers for the 3 months then ended, copies of each of which have been furnished to the Administrative Agent, fairly present in all material respects the Consolidated financial position, results of operations and cash flow of the Borrowers as at the dates indicated and for the periods indicated in accordance with GAAP.

(b)           Prior to the Restatement Date, the Borrowers had no property (other than that set forth on Schedule 4.16 and, in the case of Parent, the Equity Interests of the SPEs), liabilities or Contractual Obligations other than the Loan Documents and the Related Documents and no Borrower had any Subsidiary (other than, in the case of Parent, the Equity Interests of the SPEs).

(c)           The Initial Projections have been prepared by the Borrowers in light of the past operations of the business of the Seller and its Subsidiaries and reflect Projections for the 5 year covering the Fiscal Years ending in 2011 through 2016 on a quarterly basis for the first year and on a year by year basis thereafter.  As of the Restatement Date, the Initial Projections are based upon estimates and assumptions stated therein, all of which the Borrowers believe to be reasonable and fair in light of conditions and facts known to the Borrowers as of the Restatement Date and reflect the good faith, reasonable and fair estimates by the Borrowers of the future Consolidated financial performance of the Parent and the other information Projections therein for the periods set forth therein.

Section 4.5                      Material Adverse Effect.  Since the Restatement Date, to any Borrower’s knowledge, there have been no events, circumstances, developments or other changes in facts with respect to the Facilities, Emeritus or Borrowers that would, in the aggregate, have a Material Adverse Effect.

Section 4.6                      Solvency.  Both before and after giving effect to (a) the Loan made on or prior to the date this representation and warranty is made, (b) the disbursement of the proceeds of such Loan, (c) the consummation of the Related Transactions, and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Borrowers, taken as a whole, are Solvent.

Section 4.7                      Litigation.  There are no pending (or, to the knowledge of any Borrower, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting Emeritus or any Borrower with, by or before any Governmental Authority other than those that cannot reasonably be expected to affect the Obligations, the Loan Documents, the Related Documents and would not, in the aggregate, have a Material Adverse Effect.

Section 4.8                      Taxes.  All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP.  No Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority.  Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.  No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

All Other Taxes required to be paid in connection with the transfer of the Real Property to Borrower and the granting of the security interest under the Loan Documents (including recording of the Mortgage, Mortgage Supporting Documents, and other Loan Documents required to be filed in connection with the Loan) have been paid or will be paid on the Restatement Date, as applicable.

Section 4.9                      Margin Regulations.  No Borrower is engaged in the business of extending credit for the purpose of, and no proceeds of any Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.10                      No Burdensome Obligations; No Defaults.  Neither Emeritus or any Borrower is a party to any Contractual Obligation, neither Emeritus nor any Borrower has Constituent Documents containing obligations, and, to the knowledge of any Borrower, there are no applicable Requirements of Law, in each case the compliance with which would have, in the aggregate, a Material Adverse Effect.  Neither Emeritus nor any Borrower (and, to the knowledge of each Borrower, no other party thereto) is in default under or with respect to any Contractual Obligation of any Borrower, other than those that would not, in the aggregate, have a Material Adverse Effect.

Section 4.11                      Single Purpose Entity.  Each Borrower is and has at all times since its formation been a Single Purpose Entity.

Section 4.12                      Labor Matters.  There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Borrower, threatened) against or involving any Borrower, except, for those that would not, in the aggregate, have a Material Adverse Effect.  As of the Restatement Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Borrower, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Borrower and (c) no such representative has sought certification or recognition with respect to any employee of any Borrower.

Section 4.13                      ERISA.  Except for those that would not, in the aggregate, have a Material Adverse Effect, each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code has been maintained in compliance with the requirements thereof.  Except for those that would not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Borrower, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Borrower incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur.  On the Restatement Date, no ERISA Event has occurred in connection with which obligations and liabilities remain outstanding that could reasonably be expected to have a Material Adverse Effect.  No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made that could reasonably be expected to have a Material Adverse Effect.

Section 4.14                      Environmental Matters.  Except as set forth on Schedule 4.14, (a) the operations of each Facility and each Borrower are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of resulting in Material Environmental Liabilities, (b) no Borrower is party to, and no Borrower and no real property currently (or to the knowledge of any Borrower previously) owned, leased, subleased, operated or otherwise occupied by or for any Borrower is subject to or the subject of, any pending (or, to the knowledge of any Borrower, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice under or pursuant to any Environmental Law other than those that, in the aggregate, are not reasonably likely to result in Material Environmental Liabilities, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Borrower and, to the knowledge of any Borrower, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Borrower has caused or suffered to occur a Release of Hazardous Materials at, to or from any real property of any Borrower and, to the knowledge of any Borrower, all such real property is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to result, in the aggregate, in Material Environmental Liabilities, (e) no Borrower (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations, or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under CERCLA or similar Environmental Laws, that, in the aggregate, would have a reasonable likelihood of resulting in Material Environmental Liabilities and (f) each Borrower has made available to the Administrative Agent copies of all existing environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.

Section 4.15                      Intellectual Property.  Each Borrower owns or licenses, or uses pursuant to a Management Agreement, all Intellectual Property that is necessary for the operations of its businesses.  To the knowledge of each Borrower, (a) the conduct and operations of the businesses of each Borrower do not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Borrower in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, have a Material Adverse Effect.  In addition, (x) there are no pending (or, to the knowledge of any Borrower, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Borrower with respect to, (y) no judgment or order regarding any such claim has been rendered by any competent Governmental Authority, no settlement agreement or similar Contractual Obligation has been entered into by any Borrower, with respect to and (z) no Borrower knows or has any reason to know of any valid basis for any claim based on, any such infringement, misappropriation, dilution, violation or impairment or contest, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, have a Material Adverse Effect.

Section 4.16                      Title; Real Property.  x) Set forth on Schedule 4.16 is, as of the Restatement Date, (i) a complete and accurate list of all real property owned in fee simple by any Borrower or in which any Borrower owns a leasehold interest setting forth, for each such real property, the current street address (including, where applicable, county, state and other relevant jurisdictions), the record owner thereof and, where applicable, each lessee and sublessee thereof, (ii) any lease, sublease, license or sublicense of such real property by any Borrower and (iii) for each such real property that the Administrative Agent has requested be subject to a Mortgage or that is otherwise material to the business of any Borrower, each Contractual Obligation by any Borrower, whether contingent or otherwise, to Transfer such real property.

(b)           Each Borrower has good and marketable fee simple title to all owned real property and valid leasehold interests in all leased real property, and owns all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such property is subject to any Lien except Permitted Liens.  All such real and personal property represents all of the property used in the operation of the business located on the Real Property.

(c)           Except as disclosed to Administrative Agent, no condemnation has been commenced or, to the Borrowers’ knowledge, is contemplated with respect to all or any portion of any Facility or for the relocation of roadways providing access to any Facility.

(d)           Each Facility has adequate rights of access to public ways and is served by adequate water, sewer sanitary sewer and storm drain facilities.  All public utilities necessary or convenient to the full use and enjoyment of each Facility is located in the public right-of-way abutting each Facility or in a duly recorded easement, and all such utilities are connected so as to serve such Facility without passing over other property, except to the extent such other property is subject to a recorded easement for such utility.  Except as shown on the As-Built Surveys, all roads necessary for the full utilization of each Facility for its current purpose have been completed and dedicated to public use and accepted by all government authorities.

(e)           All real estate taxes and assessments, special or otherwise, which are due and payable with respect to each parcel of Real Property have been paid in full and there are no pending or, to Borrowers’ knowledge, proposed special or other assessments for public improvements or otherwise affecting the Real Property, nor are there, to the Borrower’s knowledge, any contemplated improvements to the Real Property that may result in such special or other assessments.

(f)           No improvements on any parcel of Real Property are within a special flood hazard area nor is eligible for flood insurance under the U. S. Flood Disaster Protection Act of 1973, as amended or as a wetlands area by any governmental entity having jurisdiction over any Real Property.

(g)           The Real Property for each Facility is comprised of one (1) or more contiguous parcels that constitute a separate tax lot or lots and does not constitute or include a portion of any other tax lot not a part of such Real Property.

(h)           To Borrower’s knowledge and except as expressly disclosed in any report addressing the physical condition of the Real Property, such Real Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to Borrower’s knowledge and except as disclosed in such report, there exists no structural or other material defects or damages in or to the Real Property, whether latent or otherwise, and Borrower has not received any written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(i)           Each Lease associated with a Facility, other than any resident care agreement or any Lease pursuant to which the Facility is leased back to its prior owner after purchase by the Borrower, is terminable upon 30 days’ notice by Borrower to the tenant thereunder.

Section 4.17                      Full Disclosure.  The information prepared or furnished by or on behalf of any Borrower in connection with any Loan Document or Related Document (including the information contained in any Financial Statement or Disclosure Document), does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not misleading; provided, however, that Projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such Projections by a material amount.  All Projections that are part of such information (including those set forth in any Projections delivered subsequent to the Restatement Date) are based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein.  All facts known to any Borrower and material to an understanding of the financial condition, business, property or prospects of the Borrower taken as one enterprise have been disclosed to the Lenders.  The foregoing representation shall be limited to the Borrowers’ knowledge with respect to any reports or information furnished by a third party unless such third party has been engaged by the Borrowers to prepare such information for or on behalf of the Borrowers.

Section 4.18                      Operation.  Each Borrower shall, and shall cause the manager under any Management Agreement to, (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the applicable Management Agreement in all material respects and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify the Administrative Agent of any “event of default” under the applicable Management Agreement of which it is aware; (iii) promptly deliver to the Administrative Agent a copy of each financial statement, capital expenditures plan, property improvement plan and any other accounting report received by it under the applicable Management Agreement; and (iv) enforce in a commercially reasonable manner the performance and observance of all of the material covenants and agreements required to be performed and/or observed by such Manager under the applicable Management Agreement.

Section 4.19                      Estoppel Certificates.  Borrowers shall, from time to time, upon thirty (30) days’ prior written request from the Administrative Agent, execute, acknowledge and deliver to the Administrative Agent, an Officer’s Certificate, stating that this Agreement and the other Loan Documents are unmodified and in full force and effect (or, if there have been modifications, that this Agreement and the other Loan Documents are in full force and effect as modified and setting forth such modifications), stating the amount of accrued and unpaid interest and the outstanding principal amount of the Note and containing such other information with respect to the Borrowers, the Property and the Loan as the Administrative Agent shall reasonably request.  The estoppel certificate shall also state either that to any Borrower’s knowledge no

Default exists hereunder or, if any Default shall exist hereunder, specify such Default and the steps being taken to cure such Default.

Section 4.20                      Representations and Warranties on Leases.  Each Borrower represents and warrants to Administrative Agent with respect to Leases of any Facility that, to its knowledge: (i) the occupancy certificate separately delivered to Administrative Agent at or prior to the Restatement Date, if any, is true and correct in all material respects as of the date hereof, and the Leases are valid and in and full force and effect; (ii) the Leases (including amendments) are in writing, and there are no oral agreements with respect thereto; (iii) the copies of any Leases delivered to Administrative Agent at or prior to the Restatement Date are true and complete; (iv) neither the Borrower, as landlord nor any non-residential tenant is in default under any of the non-residential Leases; (v) Borrower has no knowledge of any notice of termination or default with respect to any non-residential Lease; (vi) Borrower has not assigned or pledged (and has not permitted Emeritus, in its capacity as the manager of the Facilities, to assign or pledge) any of the Leases, the rents or any interests therein, except to Administrative Agent; (vii) no non-residential tenant or other party has an option to purchase all or any portion of any Facility; (viii) no non-residential tenant has the right to terminate its Lease prior to expiration of the stated term of such Lease (unless due to casualty or condemnation of any Facility or as otherwise specifically provided in such Lease); and (ix) no resident or non-resident tenant has prepaid more than one month's rent in advance (except for bona fide security deposits not in excess of an amount equal to two month's rent).

Section 4.21                      Approval Rights.

(a)           No Borrower shall, nor shall it permit Emeritus, in its capacity as the manager of the Facilities, to, without Administrative Agent's prior written consent, enter into or amend (in any material respect) any Lease or other rental or occupancy agreement or concession agreement with respect to any Facility except as expressly permitted hereunder.

(b)           The Borrowers shall have the right to enter into or to permit Emeritus, in its capacity as the manager of the Facilities, to enter into, amend and/or modify non-residential Leases without Administrative Agent's consent provided (i) the economic terms of the Lease conform to those of the market, (ii) the form of the non-residential Lease is that of the standard lease form approved by Administrative Agent, with no material modifications, (iii) the initial term is not longer than one (1) year or if longer such Lease shall be terminable by the Borrowers or Emeritus, acting in its capacity as the manager of the Facilities, as applicable, upon not greater than 30 days prior written notice to the applicable resident and/or non-resident tenant, and (iv) such Lease is not a Material Non-Residential Lease.

(c)           Borrowers and Emeritus, acting in its capacity as the manager of the Facilities, shall have the right to enter into or amend any residential Lease which has a term of no more than one (1) month and all such residential Leases shall be at market rates on the form previously approved by Administrative Agent without any material modifications.

Section 4.22                      Lease Covenants.

Each Borrower shall and shall cause Emeritus, acting in its capacity as the manager of the Facilities, to: (a)  enforce the material obligations to be performed by the residents and non-residential tenants under the Leases; (b) promptly furnish to Administrative Agent any notice of default or termination received by such Borrower or Emeritus, acting in its capacity as the manager of the Facilities, from any non-residential tenant under any Material Non-Residential Lease, and any notice of default or termination given by such Borrower or Emeritus, acting in its capacity as the manager of the Facilities, to any non-residential tenant under any Material Non-Residential Lease; (c) not collect any rents for more than one month in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two months’ rent; (d) not enter into any ground lease or master lease of any part of the Facilities; (e) not further assign or encumber any Lease; (f) not, except with Administrative Agent's prior written consent, which consent shall not be unreasonably withheld, cancel or accept surrender or termination of any Material Non-Residential Lease other than in accordance with the terms thereof; and (g) not, except with Administrative Agent's prior written consent, materially modify or amend any Material Non-Residential Lease, and any action in violation of clauses (d), (e), (f) and (g) of this Section 4.22 shall be void at the election of Administrative Agent.  Borrowers will not suffer or permit any breach or default to occur in any of any of the  obligations imposed on Borrowers or Emeritus, acting in its capacity as the manager of the Facilities, under any of the Leases nor suffer or permit the same to terminate by reason of any failure of any Borrower or Emeritus, acting in its capacity as the manager of the Facilities,  to meet any requirement of any Lease, if such breach, default and/or termination would reasonably be expected to have a Material Adverse Effect.

Section 4.23                      Tenant Estoppels.

At Administrative Agent's request, Borrowers shall obtain and furnish to Administrative Agent, written estoppels in form and substance reasonably satisfactory to Administrative Agent, executed by non-residential tenants under the Material Non-Residential Leases in the Facilities and confirming the term, rent, and other provisions and matters relating to the applicable Material Non-Residential Lease.

Section 4.24                      Security Deposits.

No Borrower nor Emeritus, acting in its capacity as the manager of the Facilities, has collected or is in receipt of any security deposit from any tenant of the Facility, except as described on the occupancy summary previously provided to Administrative Agent at or prior to the Restatement Date.  All resident trust funds, if any, held by the Borrowers or by Emeritus, acting in its capacity as the manager of the Facilities, shall be held in separate accounts (not commingled with other funds of the Facilities, the Borrowers or Emeritus) for the sole use of the applicable resident, and such funds shall be recorded on the applicable Facility's financial records as independent accounts.

ARTICLE V

FINANCIAL COVENANTS

Each Borrower agrees with the Lenders and the Administrative Agent to the following, as long as any Obligation or any Commitment remains outstanding:

Section 5.1                      Minimum Consolidated Project Yield.  Parent shall have, as of the last day of each Fiscal Quarter for the four Fiscal Quarter period then ended during each period set forth below (other than with respect to the Fiscal Quarter ending June 30, 2011, which Consolidated Project Yield shall be computed based on the three Fiscal Quarter period then ended times four thirds (4/3), a Consolidated Project Yield of not less than the minimum percentage set forth opposite such period:

PERIOD	MINIMUM FACILITY YIELD
From June 30, 2011 to March 31, 2012	8.50%
From June 30, 2012 to March 31, 2013	9.00%
From June 30, 2013 and thereafter	9.50%

ARTICLE VI

REPORTING COVENANTS

Each Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 6.1                      Financial Statements.  The Borrowers shall deliver to the Administrative Agent each of the following:

(a)           Monthly Reports.

(i)           As soon as available, and in any event within 30 days after the end of each of the first two fiscal months in each Fiscal Quarter, the Consolidated  and consolidating unaudited balance sheet of Parent as of the close of such fiscal month and related Consolidated and consolidating statements of income and cash flow for such fiscal month and that portion of the Fiscal Year ending as of the close of such fiscal month, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year, in each case certified by a Responsible Officer of the Parent as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of Parent as at the dates indicated and for the periods indicated in accordance with

        GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(ii)           As soon as available, and in any event within 30 days after the end of each calendar month, for such calendar month, statements of the operations of each Facility (including a current occupancy report, operating statement) as of the last day of such calendar month; and aged accounts receivable.

(b)           Quarterly Reports.

(i)           As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (i) the Consolidated and consolidating unaudited balance sheet of Parent as of the close of such Fiscal Quarter and related Consolidated and consolidating statements of income and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and the figures contained in the latest Projections, in each case certified by a Responsible Officer of the Parent as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of Parent as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(ii)           As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters and within 75 days after the end of the fourth Fiscal Quarter, the consolidated and consolidating unaudited balance sheet of Emeritus as of the close of such Fiscal Quarter, certified by a Responsible Officer of Emeritus as fairly presenting in all material respects the consolidated financial position of Emeritus and its consolidated subsidiaries.

(c)           Annual Reports.  As soon as available, and in any event within 90 days after the end of each Fiscal Year, the Consolidated and consolidating balance sheet of the Parent as of the end of such year and related Consolidated and consolidating statements of income, stockholders’ equity and cash flow for such Fiscal Year, each prepared in accordance with GAAP, together with a certification by a Responsible Officer of Parent that such Consolidated Financial Statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of the Parent as the dates indicated and for the periods indicated therein in accordance with GAAP.

(d)           Compliance Certificate.  Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above, a Compliance Certificate duly executed by a Responsible Officer of Emeritus, acting in its capacity as the sole member of the Parent, that, among other things, (i) shows in reasonable detail the calculations used in determining the Consolidated Project Yield, (ii) demonstrates compliance, or failure to comply, if applicable, with each financial covenant contained in Article V that is tested at least on a quarterly basis, (iii) states that no Event of Default is continuing as of the date of delivery of such Compliance Certificate or, if a Event of Default is continuing, states the nature thereof and the action that the relevant Borrower proposes to take with respect thereto, (iv) includes such other financial reports and information as may be reasonably requested by the Administrative Agent (including survey deficiency reports), and (v) if requested by Administrative Agent, includes any back-up documentation as Administrative Agent shall reasonably require evidencing compliance.

(e)           Corporate Chart and Other Collateral Updates.  As part of the Compliance Certificate delivered pursuant to clause (d) above, each in form and substance reasonably satisfactory to the Administrative Agent, a certificate by a Responsible Officer of the Parent that (i) the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (e)) is correct and complete as of the date of such Compliance Certificate, (ii) the Borrowers have delivered all documents (including updated schedules as to locations of Collateral and acquisition of Intellectual Property or real property) they are required to deliver pursuant to any Loan Document on or prior to the date of delivery of such Compliance Certificate and (iii) complete and correct copies of all documents modifying any term of any Constituent Document of any Borrower or any Subsidiary or joint venture thereof on or prior to the date of delivery of such Compliance Certificate have been delivered to the Administrative Agent or are attached to such certificate.

(f)           Additional Projections.  As soon as available and in any event not later than 30 days after the end of each Fiscal Year, any significant revisions to, (i) the annual business plan of the Borrowers for the Fiscal Year next succeeding such recently ended Fiscal Year and (ii) forecasts prepared by management of the Parent (A) for each Fiscal Quarter in such next succeeding Fiscal Year and (B) for each other succeeding Fiscal Year through the Fiscal Year containing the Scheduled Maturity Date, in each case including in such forecasts (x) a projected year-end Consolidated balance sheet, income statement and statement of cash flows, (y) a statement of all of the material assumptions on which such forecasts are based and (z) substantially the same type of financial information as that contained in the Initial Projections.

(g)           Management Discussion and Analysis.  Together with each delivery of any Compliance Certificate pursuant to clause (d) above, a discussion and analysis of the financial condition and results of operations of the Borrowers for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year.

(h)           Intercompany Loan Balances.  Together with each delivery of any Compliance Certificate pursuant to clause (d) above, a summary of the outstanding balances of all significant intercompany Indebtedness as of the last day of the Fiscal Quarter covered by such Financial Statement, certified as complete and correct by a Responsible Officer of the Parent as part of the Compliance Certificate delivered in connection with such Financial Statements.

(i)           Audit Reports, Management Letters, Etc.  Together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (c) above, copies of each management letter or similar letter or report received by any Borrower from any independent registered certified public accountant (including the Borrowers’ Accountants) in connection with such Financial Statements or any certification thereof, each certified to be complete and correct copies by a Responsible Officer of the Parent as part of the Compliance Certificate delivered in connection with such Financial Statements.

(j)           Insurance.  Together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (c) above, each in form and substance satisfactory to the Administrative Agent and certified as complete and correct by a Responsible Officer of the Parent as part of the Compliance Certificate delivered in connection with such Financial Statements, to the extent that there have been changes in any such material insurance coverage since last delivered to the Administrative Agent, a summary of all changes to any material insurance coverage maintained as of the date thereof by any Borrower, together with such other related documents and information as the Administrative Agent may reasonably require.

Section 6.2                      Other Events.  The Borrowers shall give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible Officer of any Borrower knows or has reason to know of it:  (a)(i) any Default and (ii) any event that would have a material adverse impact on any Borrower or any Facility, specifying, in each case, the nature and anticipated effect thereof and any action proposed to be taken in connection therewith, (b) any event (other than any event involving loss or damage to property) and any material Property Loss Event reasonably expected to result in a mandatory payment of the Obligations pursuant to Section 2.4, stating the material terms and conditions of such transaction and estimating the Net Cash Proceeds thereof, (c) the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting any Borrower or any property of any Borrower that (i) seeks injunctive or similar relief, (ii) in the reasonable judgment of such Borrower, exposes any Borrower to liability in an aggregate amount in excess of $100,000 or (iii) if adversely determined would have a material adverse impact on any Borrower or any Facility, and (d) the acquisition of any material real property or the entering into any material lease (and for purposes hereof, resident care agreements shall not be deemed to be material leases).

Section 6.3                      Copies of Notices and Reports.  The Borrowers shall promptly deliver to the Administrative Agent copies of each of the following:  (a) all reports that Parent transmits to its security holders generally, (b) all documents that any Borrower files with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any securities exchange or any Governmental Authority exercising similar functions, (c) all press releases not made available directly to the general public, and (d) any material document transmitted or received pursuant to, or in connection with, the Related Transaction or any Contractual Obligation governing Indebtedness of any Borrower.

Section 6.4                      Taxes.  The Borrowers shall give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible Officer of any Borrower knows or has reason to know of it:  (a) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any taxes with respect to any Tax Affiliate and (b) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

Section 6.5                      Labor Matters.  The Borrowers shall give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing), promptly after, and in any event within 30 days after any Responsible Officer of any Borrower knows or has reason to know of it:  (a) the commencement of any material labor dispute to which any Borrower is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities and (b) the incurrence by any Borrower of any Worker Adjustment and Retraining Notification Act or related or similar liability incurred with respect to the closing of any plant or other facility of any such Borrower (other than, in the case of this clause (b), those that would not, in the aggregate, have a material adverse impact on any Borrower or any Facility).

Section 6.6                      ERISA Matters.  In the event a Borrower knows or has reason to know thereof, such Borrower shall give the Administrative Agent (a) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (b) promptly, and in any event within 30 days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

Section 6.7                      Environmental Matters.  xi) The Borrowers shall provide the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed by the Administrative Agent in writing) promptly after any Responsible Officer of any Borrower knows or has reason to know of it (and, upon reasonable request of the Administrative Agent, documents and information in connection therewith):  (i)(A) unpermitted Releases, (B) the receipt by any Borrower of any notice of violation of or potential liability or similar notice under, or the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), could reasonably be expected to result in Material Environmental Liabilities, and (ii) the receipt by any Borrower of notification that any property of any Borrower is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities.

(b)           Upon request of the Administrative Agent, each Borrower, as applicable, shall provide the Administrative Agent a report containing an update as to the status of any environmental, health or safety compliance, hazard or liability issue identified in any document, in each case, delivered to any Secured Party pursuant to any Loan Document or as to any condition reasonably believed by the Administrative Agent to result in Material Environmental Liabilities.

Section 6.8                      Other Information.  Each Borrower, as applicable, shall provide the Administrative Agent with such other documents and information with respect to the business, property, condition (financial or otherwise), financial or corporate or similar affairs or operations of such Borrower as the Administrative Agent or any Lender acting through the Administrative Agent may from time to time reasonably request.

ARTICLE VII

AFFIRMATIVE COVENANTS

Each Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 7.1                      Maintenance of Corporate Existence.  Each Borrower shall (a) preserve and maintain its legal existence as a Single Purpose Entity, except in the consummation of transactions expressly permitted by Sections 8.4 and 8.7, and (b) preserve and maintain it rights (charter and statutory), privileges, franchises and Permits necessary or desirable in the conduct of its business, except, in the case of this clause (b), where the failure to do so would not have a Material Adverse Effect on any Borrower or any Facility.

Section 7.2                      Compliance with Laws and Healthcare Matters, Etc.  xii) Each Borrower shall comply with all applicable Requirements of Law, Contractual Obligations and Permits, except for such failures to comply that would not have a material adverse impact on any Borrower or any Facility.

(b)           Without limiting the generality of the foregoing or any other provision of this Agreement, each Borrower and their employees and contractors (other than contracted agencies) in the exercise of their duties on behalf of any Borrower (with respect to its operation of the Facility owned by it) shall be in compliance in all material respects with all applicable Requirements of Law relating to patient healthcare and/or patient healthcare information, including without limitation (to the extent that any Borrower is a “covered entity” as defined therein) the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder (“HIPAA”) (collectively, “Healthcare Laws”)).  Each Borrower shall maintain in all material respects all records required to be maintained by any Governmental Authority or otherwise under the Healthcare Laws.

(c)           In furtherance and not in limitation of the foregoing, Borrowers represent that for so long as any Borrower or Emeritus, acting in its capacity as the manager of the Facilities is (i) a “covered entity” within the meaning of HIPAA or submits claims or reimbursement requests to Third Party Payor Programs (defined below) “electronically” (within the meaning of HIPAA) or (ii) is subject to the “Administrative Simplification” provisions of HIPAA, then such Persons (x) will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of such Person(s) to be HIPAA Compliant (as defined below); (y) will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (z) will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Person(s) are or become HIPAA Compliant.  For purposes hereof, “HIPAA Compliant” shall mean that each Borrower and Emeritus, in its capacity as the manager of the Facilities, as applicable (A) are or will be in material compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any party thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) if and to the extent any Borrower or Emeritus, in its capacity as the manager of the Facilities, are subjected to such provisions, rules or regulations, and (B) are not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect the business, operations, assets, properties or condition of any Borrower or Emeritus, acting in its capacity as the manager of the Facilities (financial or otherwise), in connection with any actual or potential violation by Borrowers or Emeritus, acting in its capacity as the manager of the Facilities, of the then effective provisions of HIPAA.

(d)           If required under applicable Requirements of Law, each Borrower shall maintain in full force and effect a valid certificate of need or similar certificate, license, or approval issued by the State Regulator for the requisite number of licensed beds and/or units in the Facilities (as shown on Schedule 4.16, attached hereto), and a provider agreement or other required documentation of approved provider status for each Third Party Payor Program listed in Schedule 7.2, attached hereto (collectively, the “Licenses”).  All Licenses necessary for operation of the Facilities are listed on Schedule 7.2 hereto.  Each Borrower shall operate the Facilities in accordance with and shall maintain in full force and effect, all Licenses.  True and complete copies of the Licenses have been delivered to Administrative Agent.

(e)           Each Facility has in full force and effect all necessary agreements under all Third-Party Payor Programs which are identified on Schedule 7.2 and in which it participates and each Facility shall be operated in compliance with all requirements for participation in such Third Party Payor Programs.

(f)           No Borrower, other than in the normal course of business and other than changes made by the Third Party Payor and affecting all participants in the applicable Third Party Payor Program, shall change the terms under which it participates in any Third-Party Payor Program now or hereinafter in effect or its normal billing payment or reimbursement policies and procedures with respect thereto (including the amount and timing of finance charges, fees and write-offs).  All cost reports and financial reports submitted by any Borrower to any Third Party Payor Program in which it participates will be materially accurate and complete and will not be misleading in any material respects and all patient or resident records, including patient or resident trust fund accounts, will remain true and correct in all material respects.

(g)           If there occurs any material Healthcare Investigation after the Restatement Date, Borrowers will promptly provide to Administrative Agent the following information with respect thereto: (i) number of records requested, (ii) dates of service, (iii) dollars at risk, (iv) date records submitted, (v) determinations, findings, results and denials (including number, percentage and dollar amount of claims denied), (vi) additional remedies proposed or imposed, (vii) status update, including appeals, and (viii) any other pertinent information related thereto.

Section 7.3                      Payment of Obligations.  Each Borrower shall pay or discharge before they become delinquent (a) all material claims, taxes, assessments, charges and levies imposed by any Governmental Authority and (b) all other lawful claims that if unpaid would, by the operation of applicable Requirements of Law, become a Lien upon any property of any Borrower, except, in each case, for those whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained by the appropriate Borrower.

Section 7.4                      Maintenance of Property.  Each Borrower shall maintain and preserve, in compliance with all Requirements of Law, (a) in good working order and condition all of its property necessary in the conduct of its business and (b) all rights, permits, licenses, approvals and privileges (including all Permits) necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Government Authorities, except for such failures to maintain and preserve the items set forth in clauses (a) and (b) above for each Facility, that would not materially (x) impair the value or marketability of such Facility or (y) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such Facility.

Section 7.5                      Maintenance of Insurance.

(a)           Non-Captive Insurance.

(i)           Property.  The Borrowers shall keep the Real Properties insured against damage by fire and the other hazards covered by a standard extended coverage and “special perils” insurance policy (and if not otherwise included therein, including a separate policy for broad form boiler and machinery coverage (without exclusion for explosion)) for the full insurable value thereof, the term “full insurable value” to mean the actual replacement cost of the improvements and the personal property (without taking into account depreciation or co-insurance), and shall maintain such other casualty insurance as reasonably required by the Administrative Agent, including, without limitation, ordinance or law coverage, in amounts and in form reasonably approved by the Administrative Agent as of the Restatement Date which amounts and form shall not be changed without the prior written consent of the Administrative Agent.  The Borrowers shall keep the Facilities insured against loss by flood if any Facility is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 and the National Flood Insurance Reform Act of 1994 (and any successor acts thereto) in an amount at least equal to the amount reasonably approved by the Administrative Agent as of the Restatement Date.  The proceeds of insurance paid on account of any damage or destruction to any Facility shall be paid to the Administrative Agent to be applied as provided in Section 2.6(b).

(ii)           Liability.  The Borrowers shall maintain (i) commercial general liability insurance with respect to the Facilities; (ii) worker’s compensation insurance and employer’s liability insurance covering employees at the Facilities employed by the

Borrowers (to the extent required, and in the amounts required by applicable laws); (iii) business interruption insurance, including use and occupancy, rental income loss and extra expense, against all periods covered by the Borrowers’ property insurance; (iv) umbrella liability, (v) builder’s risk insurance, as applicable, and (vi) Terrorism               insurance (subject to the requirements of this Section 7.5).  All of the above shall be maintained at all times during the term of the Loan with coverages, in the amounts and forms and with limits reasonably approved by the Administrative Agent as of the Restatement Date, which limits shall not be lowered, deductibles raised or form materially changed without the prior written consent of the Administrative Agent.  Without limiting the foregoing and notwithstanding anything to the contrary contained in this Agreement, if on the Restatement Date, Terrorism is an exclusion from coverage in any such insurance policy with respect to any Facility, then the Borrowers shall, upon the Administrative Agent’s request, obtain a separate policy insuring specifically against Terrorism; provided, that such coverage is (A) customarily obtained by owners of property of similar size and quality of such Facility and (B) readily available at a cost that, in Administrative Agent’s reasonable opinion, is commercially reasonable.

(b)           Insurance Captive.

(i)           Subject to Administrative Agent’s prior written approval, Borrowers shall have the right to utilize or permit Emeritus to utilize a domestic or foreign insurance captive or establish and utilize its own insurance captive (the “Insurance Captive”) to satisfy the professional liability and general liability insurance requirements under Section 7.5(a) on the terms and conditions of this Section 7.5(b).  Before the use of such Insurance Captive shall be effective, Borrowers shall have provided to Administrative Agent such information and documentation requested by Administrative Agent, including, without limitation, the following: (A) the policy forms and actual captive contracts (including any credit wrap) for the Insurance Captive, which shall be in form and substance reasonably satisfactory to Administrative Agent; (B) evidence that the Insurance Captive is licensed to conduct business in all jurisdictions in which the Insurance Captive is required to be licensed, and (C) the latest regulatory filings with the applicable insurance regulator for such Insurance Captive.  On an ongoing basis during the term of the Loan, Borrowers shall, or shall cause Emeritus, acting in its capacity as the manager of the Facilities, to fully disclose and provide copies of all reports, documents and agreements pertaining to the proposed Insurance Captive (and/or the applicable “cells” used for Borrowers) to Administrative Agent, which shall include, at a minimum, (z) no later than thirty (30) days before the proposed effective date of any such changes, any changes to the policy forms and actual captive contracts (including any credit wrap) for the Insurance Captive, which shall be in form and substance reasonably satisfactory to Administrative Agent; (y) within five (5) Business Days after the due date (including extensions) for the filing with the applicable insurance regulator in the jurisdiction in which the Insurance Captive is licensed, statements required to be filed with such applicable insurance regulator, audited financial statements for the applicable reporting period and annual captive manager’s report for the Insurance Captive (and/or the applicable “cells” used for Borrowers); (x) within five (5) Business Days after such reports become available, but no later than one hundred eighty (180) days following the end of each calendar year, all studies, opinions and reports (the “Insurance Studies”)

performed by an Authorized Actuary, including, but not limited to, all loss runs (including all open and closed reported claims and paid losses), all reinsurance agreements, ACORD forms (or equivalent) and quarterly loss summary versus reserve reports, for the purpose of establishing, implementing and maintaining the captive insurance program for the professional and general liability claims (or any other claims to the extent the liability is covered by the Insurance Captive) of Borrowers, Emeritus, acting in its capacity as the manager of the Facilities, and the applicable Facilities; and (iv) within sixty (60) days after the end of each calendar quarter during the term of the Loan, quarterly financial statements of the Insurance Captive.  For so long as any captive insurance arrangements are used by Borrowers and/or Emeritus, acting in its capacity as the manager of the Facilities, such captive insurance arrangements shall satisfy all applicable statutory and regulatory requirements and shall be funded in a commercially reasonable and actuarially sound manner.

(ii)           The Insurance Captive shall:

(A)           maintain a balance sheet liability for reserves, claims, and the estimated costs associated with settling, adjudicating, and otherwise resolving professional liability and general liability claims, in an amount consistent with the expected losses and expenses for each policy year as actuarially determined by the Authorized Actuary;

(B)           charge annual premiums sufficient to fund the actuarially determined expected losses and claim settlement expenses, expenses of operating the Insurance Captive, and a reasonable return on the Insurance Captive’s invested equity and establish and maintain assets in an amount per annum not less than the estimated ultimate losses and costs, as set forth in the most recent Insurance Study, discounted in accordance with GAAP;

(C)           preserve and maintain its legal existence and its rights, privileges, franchises, and permits necessary to conduct its business; and

(D)           not own assets unrelated to or conduct business other than in connection with providing insurance coverage to parties with an insurable interest.

(iii)           Borrowers shall not request or permit any material alteration or modification to the Insurance Captive provider without at least thirty (30) days prior written notice to Administrative Agent.

(iv)           [Reserved].

(v)           In addition to any other right or remedy available under this Agreement, if  (i) there is a default outstanding in the performance of any of the obligations set forth in this Section 7.5(b) and such Default is not cured within ten (10) days after receipt of written notice from Administrative Agent and/or (ii) an Event of Default has occurred and is continuing under this Agreement, Administrative Agent may, by providing thirty (30) days prior written notice to Borrowers, revoke consent to Borrowers’ right to use or permit the use of the Insurance Captive and require Borrowers to provide or cause Emeritus, acting in its capacity as the manager of the Facilities,  to provide the general liability and professional liability insurance required pursuant to Section 7.5(a) hereof from an insurance company that satisfies the requirements of Section 7.5(a); provided that if the Event of Default is cured within such 30 days notice period such consent to Borrowers’ right to use or permit the use of the Insurance Captive shall be reinstated on the terms and conditions set forth in this Section 7.5(b).

(c)           Form and Quality.  All insurance policies shall be endorsed in form and substance reasonably acceptable to the Administrative Agent to name the Administrative Agent as an additional insured, loss payee or mortgagee thereunder, as its interest may appear, with loss payable to the Administrative Agent, without contribution, under a standard New York (or local equivalent) mortgagee clause.  All such insurance policies and endorsements shall be fully paid for and contain such provisions and expiration dates and be in such form and issued by such insurance companies licensed to do business in the State where each Facility is located, with a rating of “A-IX” or better as established by Best’s Rating Guide (or an equivalent rating approved in writing by the Administrative Agent).  Each policy shall provide that such policy may not be cancelled or materially changed except upon thirty (30) days’ prior written notice (or ten (10) days’ prior written notice if for non-payment) of intention of non-renewal, cancellation or material change to the Administrative Agent and that no act or thing done by the Borrowers shall invalidate any policy as against the Administrative Agent.  The Borrowers shall deliver copies of all original policies certified to the Administrative Agent by the insurance company or authorized agent as being true copies, together with the endorsements required hereunder.  The proceeds of insurance policies coming into the possession of the Administrative Agent shall be deemed trust funds, and the Administrative Agent shall be entitled to apply such proceeds as herein provided.  The Borrowers shall not maintain any separate or additional property insurance which is contributing in the event of loss unless it is properly endorsed and otherwise satisfactory to the Administrative Agent in all respects.

(d)           Adjustments.  The Borrowers shall give immediate written notice of any material loss to the insurance carrier and to the Administrative Agent.  During any Event of Default, the Borrowers hereby irrevocably authorize and empower the Administrative Agent, as attorney-in-fact for the Borrowers coupled with an interest, to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom the Administrative Agent’s reasonable expenses incurred in the collection of such proceeds.  Nothing contained in this Section 7.5, however, shall require the Administrative Agent to incur any expense or take any action hereunder, provided if the Administrative Agent commences to make proof of loss, adjust or compromise any such claim, then it shall be obligated to complete same.

(e)           The Administrative Agent’s Right to Purchase Insurance.  In the event the Borrowers fail to provide the Administrative Agent with evidence of the insurance coverage required by this Agreement, upon notice to Borrowers, the Administrative Agent may purchase insurance at the Borrowers’ expense to protect the Administrative Agent’s interests in the Facilities.  This insurance may, but need not, protect the Borrowers’ interests.  The coverage purchased by the Administrative Agent may not pay any claim made by any Borrower or any claim that is made against any Borrower in connection with the Facilities.  The Borrowers may later cancel, or request the Administrative Agent to cancel, which the Administrative Agent shall promptly do, any insurance purchased by the Administrative Agent, but only after providing the Administrative Agent with evidence that the Borrowers have obtained insurance as required by this Agreement.  If the Administrative Agent purchases insurance for the Facilities, the Borrowers will be responsible for all out-of-pocket costs of such insurance (regardless of whether or not Borrower is able to procure insurance at a lower cost), including interest and other charges imposed by the Administrative Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance may be added to the Loan, and the Administrative Agent shall provide a copy of the policy to the Borrowers.

Section 7.6                      Keeping of Books.  The Borrowers shall keep proper books of record and account, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Requirements of Law of all financial transactions and the assets and business of each Borrower.

Section 7.7                      Access to Books and Property.  Each Borrower shall permit the Administrative Agent, at any reasonable time during normal business hours and with reasonable advance notice (except that, during the continuance of an Event of Default, no such notice shall be required) to (a) visit and, subject to the rights of the tenants under the Leases, inspect the property of each Borrower including, without limitation, each Facility, and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Borrower, and (b) discuss the affairs, finances and accounts of each Borrower with any Responsible Officer of Emeritus, acting in its capacity as the sole member of the Parent; provided, however, so long as no Default then exists, the combined total of such visits and inspections by Administrative Agent shall not exceed more than two (2) such visits or inspections in any 12 month period.

Section 7.8                      Environmental.  Each Borrower shall comply with, and maintain its Real Property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority) except for failures to comply that would not, in the aggregate, have a material adverse impact on any Borrower or any Facility.  Without limiting the foregoing, if an Event of Default is continuing or if the Administrative Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Borrower or that there exist any Environmental Liabilities, in each case, that would have a material adverse impact on any Borrower or any Facility, then such Borrower shall, promptly upon receipt of a request from the Administrative Agent, cause the performance of, and allow the Administrative Agent and its Related Persons access to such Real Property for the purpose of conducting, by reputable environmental consulting firms, such environmental audits and assessments, including, if recommended by a phase I environmental assessment, subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Administrative Agent may from time to time reasonably request.  Such audits, assessments and reports shall be conducted and prepared only by reputable environmental consulting firms reasonably acceptable to the Administrative Agent and shall be in form and substance reasonably acceptable to the Administrative Agent.

Section 7.9                      Use of Proceeds.  The proceeds of the Loan shall be used by the Borrowers (and, to the extent distributed to them by the Borrowers, each other Borrower) solely (a) to consummate the Acquisition and for the payment of related transaction costs, fees and expenses, and (b) for the payment of transaction costs, fees and expenses incurred in connection with the Loan Documents and the transactions contemplated therein.

Section 7.10                      Additional Collateral, Subsidiaries and Further Assurances.  To the extent not delivered to the Administrative Agent on or before the Restatement Date (including in respect of any after-acquired property and Persons that become Subsidiaries of any Borrower after the Restatement Date), each Borrower shall, promptly, do each of the following, unless otherwise agreed by the Administrative Agent:

(a)           deliver to the Administrative Agent such modifications to the terms of the Loan Documents (or, to the extent applicable as determined by the Administrative Agent, such other documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure the following:

(i)           each Subsidiary of any Borrower shall become a Borrower under this Agreement and shall assume all of the Obligations hereunder and be bound as if it had been an original signatory hereto; and

(ii)           each Borrower (including any Person required to become a Borrower pursuant to clause (i) above) shall effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in all of its real and personal property, including all of its Equity Interests and Equity Equivalents and other securities, as security for the Obligations of such Borrower.

(b)           deliver to the Administrative Agent all documents, if any, representing all Equity Interests, Equity Equivalents and other securities pledged pursuant to the documents delivered pursuant to clause (a) above, together with undated powers or endorsements duly executed in blank;

(c)           deliver to the Administrative Agent a Mortgage on any real property owned or leased by any Borrower, together with all Mortgage Supporting Documents relating thereto and shall comply with the conditions set forth in Sections 3.1(a) with respect thereto;

(d)           take all other actions, or cause the Permitted Investors to take all actions, reasonably necessary or advisable to ensure the validity or continuing validity of any guaranty for any Obligation or any Lien securing any Obligation, to perfect, maintain, evidence or enforce any Lien securing any Obligation or to ensure such Liens have the same priority as that of the Liens on similar Collateral set forth in the Loan Documents executed on the Restatement Date, including the filing of UCC financing statements in such jurisdictions as may be required by the Loan Documents or applicable Requirements of Law or as the Administrative Agent may otherwise reasonably request; and

(e)           deliver to the Administrative Agent legal opinions similar to those delivered to the Administrative Agent on the Restatement Date.

Section 7.11                      Interest Rate Contracts.  Upon request by the Administrative Agent, each Borrower shall enter into and thereafter maintain Interest Rate Contracts on terms and with counterparties reasonably satisfactory to the Administrative Agent, to provide protection against fluctuation of interest rates until the Scheduled Maturity Date for a notional amount reasonably satisfactory to the Administrative Agent.

ARTICLE VIII

NEGATIVE COVENANTS

Each Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 8.1                      Indebtedness.  No Borrower shall, directly or indirectly, incur or otherwise remain liable with respect to or responsible for, any Indebtedness except for the following:

(a)           the Obligations;

(b)           Indebtedness existing on the Restatement Date and not otherwise permitted by the terms of this Agreement and set forth on Schedule 8.1(b), together with any Permitted Refinancing of any Indebtedness permitted hereunder in reliance upon this clause (b);

(c)           intercompany loans owing to any Borrower and constituting Permitted Investments of such Borrower;

(d)           obligations (contingent or otherwise) of any Borrower existing or arising under (a) the Existing Hedging Agreement (but in no case any modifications, extensions or renewals thereof) and (b) any Secured Hedging Agreement to the extent the same is solely to mitigate the risks associated with a rise in the LIBOR Rate hereunder, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;”

(e)           unsecured trade payables and operational debt not evidenced by a note;

(f)           equipment and vehicle lease and financing obligations in an aggregate amount per Borrower not exceeding $100,000;

(g)           Guaranty Obligations of any Borrower with respect to Indebtedness of any other Borrower;

(h)           Guaranty Obligations existing on the date hereof with respect to any Indebtedness permitted hereunder in reliance upon clause (b) above, and

(i)           Subordinated Debt.

Section 8.2                      Liens.  No Borrower shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its real or personal property including all Licenses, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for the following:

(a)           Liens created pursuant to any Loan Document;

(b)           Customary Permitted Liens of the Borrowers;

(c)           Liens existing on the Restatement Date and not otherwise permitted by the terms of this Agreement and set forth on Schedule 8.2; and

(d)           Liens on the property of any Borrower securing the Permitted Refinancing of any Indebtedness secured by any Lien on such property permitted hereunder in reliance upon clause (c) or this clause (d) without any change in the property subject to such Liens.

Section 8.3                      Investments.  No Borrower shall make or maintain, directly or indirectly, any Investment except for the following:

(a)           Investments existing on the date hereof and set forth on Schedule 8.3;

(b)           Investments in cash and Cash Equivalents;

(c)           endorsements for collection or deposit in the ordinary course of business; and

(d)           unsecured intercompany loans between the Borrowers or from the Parent to any Borrower.

Section 8.4                      Transfers.  No Borrower shall Transfer any of its real or personal property or issue or cause or permit a direct or indirect Transfer or Lien upon its own direct or indirect Equity Interests, except for the following:

(a)           In each case to the extent entered into in the ordinary course of business and made to a Person that is not an Affiliate of any Borrower, Transfers of (i) Cash Equivalents for property or services of equivalent value, (ii) inventory or property that has become obsolete or worn out and (iii) non-exclusive licenses of Intellectual Property;

(b)           (i) any Transfer of any personal property (other than their own Equity Interests or Equity Equivalents) by any Borrower to any other Borrower to the extent any resulting Investment constitutes a Permitted Investment, (ii) any Restricted Payment by any Borrower permitted pursuant to Section 8.5, (iii) any distribution by Parent of the proceeds of Restricted Payments from any other Borrower to the extent permitted in Section 8.5, and (iv) any transaction permitted pursuant to Section 8.9;

(c)           so long as no (x) monetary Default or other Event of Default has occurred and is continuing, (y) no Change of Control shall result therefrom and (z) upon at least thirty (30) days’ prior written notice to the Administrative Agent, any direct or indirect Transfer by Emeritus of the Equity Interests in Parent to another Permitted Investors or, if applicable, among the Permitted Investors.  Notwithstanding anything in any Loan Document to the contrary, the following Transfers are permitted: (i) the trading or issuance of Equity Interests of Emeritus in the public or private markets, (ii) issuance, transfer or sale of Equity Interests of Emeritus in connection with the merger, reorganization or consolidation of Emeritus, and (iii) any merger or consolidation of Emeritus into or with, or a sale of substantially all of the asset of Emeritus to any Person.

(d)           a Transfer of all of the assets of any Facility in accordance with Section 2.13;

(e)           entering into, modifying, amending, renewing, terminating in the ordinary course of business any resident care agreement or service agreement for ancillary services; and

(f)           entering into or materially modifying or amending any Lease (including any resident care agreements and service agreements for ancillary services) in the ordinary course on market terms; provided, however, if such Lease constitutes a Material Non-Residential Lease, then the consent of Administrative Agent shall be required prior to such execution, or material amendment or modification.

Section 8.5                      Restricted Payments.  No Borrower shall directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(a)           Restricted Payments by any Borrower to any other Borrower; and

(b)           dividends and distributions declared and paid on the common (or common equivalent) Equity Interests of the Parent ratably to the holders of such common (or common equivalent) Equity Interests and payable only in common (or common equivalent) Equity Interests of Parent.

(c)           Provided there is not then outstanding Default or an Event of Default hereunder or under any of the other Loan Documents, dividends and distributions from the Borrowers to the Parent and from the Parent to Emeritus, as its sole member, of available cash after the payment of all of the obligations then due and owing to the Lenders and any other costs and expenses which are then due and owing in connection with the ownership and/or operation of the Facilities.

Section 8.6                      Prepayment of Indebtedness.  Subject to Section 2.3, no Borrower shall (x) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness in accordance with the terms of this Agreement, (y) set apart any property for such purpose, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise, or (z) make any payment in violation of any subordination terms of any Indebtedness; provided, however, that each Borrower may, to the extent otherwise permitted by the Loan Documents, do each of the following:

(a)           (i) prepay the Obligations, (ii) prepay any equipment leases or other financing arrangements incurred by the Borrowers pursuant to Section 8.1 hereof, and (ii) consummate a Permitted Refinancing;

(b)           prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof (or set apart any property for such purpose) any Indebtedness owing to Parent or to any other Borrower; and

(c)           make regularly scheduled or otherwise required repayments or redemptions of Indebtedness but only, in the case of Subordinated Debt, to the extent permitted by the subordination provisions thereof.

Section 8.7                      Fundamental Changes.  Except as set forth in Section 8.4(c), no Borrower shall (a) merge, consolidate or amalgamate with any Person, (b) acquire all or substantially all of the Equity Interests or Equity Equivalents of any Person or (c) acquire any brand or all or substantially all of the assets of any Person or all or substantially all of the assets constituting any line of business, division, branch, operating division or other unit operation of any Person, in each case, except for the following:  (i) the merger, consolidation or amalgamation of any Borrower into any other Borrower and (ii) the merger, consolidation or amalgamation of any Borrower for the sole purpose, and with the sole material effect, of changing its State of organization within the United States; provided, however, that in the case of any merger, consolidation or amalgamation involving any Borrower for the purpose of changing its State of organization, all actions required to maintain the perfection of the Lien of the Administrative Agent on the Equity Interests, or other real or personal property of such Borrower shall have been made.

Section 8.8                      Change in Nature of Business.  No Borrower shall carry on any business, operations or activities (whether directly, through a joint venture or otherwise) substantially different from those carried on, or intended to be carried on, by such Borrowers as of the date hereof and business, operations and activities reasonably related thereto.

Section 8.9                      Transactions with Affiliates.  No Borrower shall, except as otherwise expressly permitted herein, enter into any other transaction directly or indirectly with, or for the benefit of, any Affiliate of any Borrower that is not a Borrower (including Guaranty Obligations with respect to any obligation of any such Affiliate), except for (a) transactions in the ordinary course of business on a basis no less favorable to such Borrower as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of any Borrower, (b) Restricted Payments, the proceeds of which, if received by any Person other than any Borrower, are used as required by Section 8.5, (c) reasonable salaries and other reasonable director or employee compensation to officers and directors of any Borrower, and (d) Management Fees, provided that, in the case of this clause (d), such Management Fees shall be paid last in priority and only after the payment of all other current operating expenses of the Borrowers and the Facilities (including, all current debt service and other interest payments on any Indebtedness permitted hereunder and the funding of all escrows and reserved required hereunder).

Section 8.10                      Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments.  No Borrower shall incur or otherwise suffer to exist or become effective or remain liable on or responsible for any Contractual Obligation limiting the ability of (a) any Borrower to make Restricted Payments to, or Investments in, or repay Indebtedness to or otherwise Transfer property to, any other Borrower or (b) any Borrower to incur or suffer to exist any Lien upon any property of any Borrower, whether now owned or hereafter acquired, securing any of its Obligations (including any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except, in each case (x) pursuant to the Loan Documents and (y) limitations on Liens (other than those securing any Obligation) on any property whose acquisition or repair is financed by purchase money Indebtedness or Permitted Refinancings permitted hereunder in reliance upon Section (b) set forth in the Contractual Obligations governing such Indebtedness or Permitted Refinancing or Guaranty Obligations with respect thereto.

Section 8.11                      Modification of Certain Documents.  No Borrower shall do any of the following:

(a)           Except in connection with a Transfer permitted by the terms of this Agreement, waive or otherwise modify any term of any Related Document (other than the terms of any Subordinated Debt) or any Constituent Document of, or otherwise change the capital structure of, any Borrower (including the terms of any of their outstanding Equity Interests or Equity Equivalents), in each case except for those modifications and waivers that (x) do not elect, or permit the election, to treat the Equity Interests or Equity Equivalents of any limited liability company (or similar entity) as certificated, (y) do not materially affect the rights and privileges of any Borrower and (z) do not materially affect the interests of any Secured Party under the Loan Documents or in the Collateral;

(b)           waive or otherwise modify any term of any Subordinated Debt if the effect thereof on such Subordinated Debt is to (i) increase the interest rate, (ii) change the due dates for principal or interest, other than to extend such dates, (iii) modify any default or event of default, other than to delete it or make it less restrictive, (iv) add any covenant with respect thereto, (v) modify any subordination provision, (vi) modify any redemption or prepayment provision, other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (vii) materially increase any obligation of any Borrower or confer additional material rights to the holder of such Subordinated Debt in a manner adverse to any Borrower or any Secured Party.

Section 8.12                      Accounting Changes; Fiscal Year.  No Borrower shall change its (a) accounting treatment or reporting practices, except as required by GAAP or any Requirement of Law, or (b) its fiscal year or its method for determining fiscal quarters or fiscal months.

Section 8.13                      Margin Regulations.  No Borrower shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.14                      Compliance with ERISA.  No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of any Borrower with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect.

Section 8.15                      Hazardous Materials.  No Borrower shall cause or suffer to exist any Release of any Hazardous Material at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Borrower that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Borrower), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, have a material adverse impact on any Borrower or any Facility.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1                      Definition.  Each of the following shall be an “Event of Default”:

(a)           The Borrowers shall fail to pay (i) any principal of any Loan when the same becomes due and payable at maturity or (ii) any principal of any Loan when the same becomes due and payable (other than those set forth in clause (i) above), any interest on any Loan, any fee under any Loan Document or any other Obligation (other than those set forth in clause (i) above) and, in the case of clause (ii), such non-payment continues for a period of 5 days after the due date therefor; or

(b)           any representation, warranty or certification made or deemed made by or on behalf of any Borrower (or any Responsible Officer thereof) in, or in connection with, any Loan Document (including in any document delivered in connection with any Loan Document) shall prove to have been incorrect in any material respect when made or deemed made; or

(c)           any Borrower shall fail to comply with (i) any provision of Article V, Article VI, Sections 7.1 (Maintenance of Corporate Existence), 7.5 (Insurance), 7.7 (Access to Books and Property), 7.9 (Use of Proceeds) or Article VIII (Negative Covenants) or (ii) any other provision of any Loan Document if, in the case of this clause (ii), such failure shall remain unremedied for thirty (30) days after the earlier of (A) the date on which a Responsible Officer of such Borrower becomes aware of such failure and (B) the date on which notice thereof shall have been given to such Borrower by the Administrative Agent, provided, that in the case of clause (ii), if such failure cannot be cured within such 30 day period but during such 30 day period Borrowers have commenced to cure such failure and thereafter have demonstrated to Administrative Agent that they have diligently pursued same to completion, such 30 day period shall be extended for an additional 30 days; or

(d)           (i) any Borrower shall fail to make any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness of any Borrower (other than the Obligations or any Hedging Agreement) and, in each case, such failure relates to Indebtedness having a principal amount of $100,000 or more, (ii) any other event shall occur or condition shall exist under any Contractual Obligation relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e)           (i) any Borrower shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against (without contest) any Borrower seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) any Borrower, either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) any Borrower shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above; or

(f)           one or more judgments, orders or decrees (or other similar process) shall be rendered against any Borrower (i)(A) in the case of money judgments, orders and decrees, involving an aggregate amount (excluding amounts adequately covered by insurance payable to any Borrower, to the extent the relevant insurer has not denied coverage therefore or for with Borrowers have set aside adequate reserves) in excess of $250,000 or (B) otherwise, that would have, in the aggregate, a Material Adverse Effect and (ii)(A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (B) such judgment, order or decree shall not have been vacated or discharged for a period of 60 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof; or

(g)           except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Administrative Agent or as otherwise expressly permitted under any Loan Document, (i) any provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, any Borrower party thereto or (ii) any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document, or any Borrower shall state in writing that any of the events described in clause (i) or (ii) above shall have occurred; or

(h)           there shall occur any Change of Control; or

(i)           there shall occur any uninsured damage to or loss, theft or destruction of any Facility or portion of the Collateral that exceeds $250,000 in the aggregate; or

(j)           with respect to three (3) or more Facilities, any state or federal regulatory agency shall have either revoked the licenses or, in the case of any skilled nursing facility, has issued a denial of payment for new admissions, at such Facilities and all applicable appeal periods related to such revocation shall have expired.

Section 9.2                      Remedies.  During the continuance of any Event of Default, the Administrative Agent may, and, at the request of the Required Lenders, shall, in each case by notice to the Parent and in addition to any other right or remedy provided under any Loan Document or by any applicable Requirement of Law, do each of the following:  (a) declare all or any portion of the Commitments terminated, whereupon the Commitments shall immediately be reduced by such portion or, in the case of a termination in whole, shall terminate together with any obligation any Lender may have hereunder to make any Loan or (b) declare immediately due and payable all or part of any Obligation (including any accrued but unpaid interest thereon), whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by the Parent and the other Borrowers (and, to the extent provided in any other Loan Document, other Borrowers); provided, however, that, effective immediately upon the occurrence of the Events of Default specified in Section 9.1(e)(ii), (x) the Commitments of each Lender to make Loans shall each automatically be terminated and (y) each Obligation (including in each case any accrued all accrued but unpaid interest thereon) shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind, all of which are hereby expressly waived by Parent and the other Borrowers (and, to the extent provided in any other Loan Document, any other Borrower).

ARTICLE X

THE ADMINISTRATIVE AGENT

Section 10.1                      Appointment and Duties.  xiii) Appointment of Administrative Agent.  Each Lender hereby appoints GECC (together with any successor Administrative Agent pursuant to Section 10.9) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) accept delivery thereof on its behalf from any Borrower, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)           Duties as Collateral and Disbursing Agent.  Without limiting the generality of clause (a) above, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized on behalf of the Lenders, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 9.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 9.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Borrower with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)           Limited Duties.  Under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 2.8(b) with respect to the Register and in Section 10.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

Section 10.2                      Binding Effect.  Each Lender agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 10.3                      Use of Discretion.  xiv) No Action without Instructions.  The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)           Right Not to Follow Certain Instructions.  Notwithstanding clause (a) above, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of the Administrative Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

Section 10.4                      Delegation of Rights and Duties.  The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party).  Any such Person shall benefit from this Article X to the extent provided by the Administrative Agent.

Section 10.5                      Reliance and Liability.  xv) The Administrative Agent may, without incurring any liability hereunder to Lenders, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2(e), (ii) rely on the Register to the extent set forth in Section 2.8, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Borrower) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)           None of the Administrative Agent and its Related Persons shall be liable to Lenders for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and each Borrower, hereby waives and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, the Administrative Agent:

(i)           shall not be responsible or otherwise incur liability to Lenders for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii)           shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)           makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any Borrower in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Borrower, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents; and

(iv)           shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Borrower or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from any Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and each Borrower hereby waives and agrees not to assert (and each Borrower shall cause each other Borrower to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon, except with respect to the gross negligence or willful misconduct of the Administrative Agent or any Lender.

Section 10.6                      Administrative Agent Individually.  The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests and Equity Equivalents of, engage in any kind of business with, any Borrower or Affiliate thereof as though it were not acting as the Administrative Agent and may receive separate fees and other payments therefor.  To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders.

Section 10.7                      Lender Credit Decision.  Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent, any Lender or any of their Related Persons or upon any document (including the Disclosure Documents) solely or in part because such document was transmitted by the Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Borrower and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any Affiliate of any Borrower that may come in to the possession of the Administrative Agent or any of its Related Persons.

Section 10.8                      Expenses; Indemnities.  xvi) Each Lender agrees to reimburse the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Borrower) promptly upon demand for such Lender’s Pro Rata Share with respect to the Facilities of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Borrower) that may be incurred by the Administrative Agent or any of its Related Persons in connection with the preparation, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)           Each Lender further agrees to indemnify the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Borrower), from and against such Lender’s aggregate Pro Rata Share with respect to the Facilities of the Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c)           To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 10.9                      Resignation of Administrative Agent.  xvii) The Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and the Parent, effective on the date set forth in such notice or, if not such date is set forth therein, upon the date such notice shall be effective.  If the Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent.  If, within 30 days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Administrative Agent shall, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders.  Each appointment under this clause (a) shall be subject to the prior consent of the Borrowers, which may not be unreasonably withheld but shall not be required during the continuance of a Default.

(b)           Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring the Administrative Agent was, or because such Administrative Agent had been, validly acting as the Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 10.3, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.

Section 10.10                                Release of Collateral.  Each Lender hereby consents to the release and hereby directs the Administrative Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)           any Borrower from its Obligations hereunder if (i) all of the Equity Interests of such Borrower are disposed of in a Transfer permitted under the Loan Documents (including pursuant to a waiver or consent), provided, after giving effect to such Transfer, Borrowers have complied with the requirements of Section 7.10, or (ii) all of the assets of a Facility of such Borrower are disposed of in a Transfer permitted under the Loan Documents (including pursuant to a waiver or consent), provided, after giving effect to such Transfer, Borrowers have complied with the requirements of Section 8.4(d); or (iii) the Facility owned by such Borrower is a Release Facility; and

(b)           any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by a Borrower in a Transfer permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 7.10 after giving effect to such Transfer have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon Section 8.2(c) or (d), (iii) any Collateral comprising or located at a Facility that is a Release Facility; and (iv) all of the Collateral and all the Borrowers, upon (A) termination of the Commitments, (B) payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to the Administrative Agent and each Indemnitee that is owed such Obligations and (D) to the extent requested by the Administrative Agent, receipt by the Secured Parties of liability releases from the Borrowers each in form and substance acceptable to the Administrative Agent.

Each Lender hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from any Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 10.10.

Section 10.11                                Additional Secured Parties.  The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article X, Section 11.8 (Right of Setoff), Section 11.9 (Sharing of Payments) and Section 11.20 (Confidentiality) and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 10.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept, (b) each of the Administrative Agent and the Lenders shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

ARTICLE XI

MISCELLANEOUS

Section 11.1                      Amendments, Waivers, Etc.  xviii) No amendment or waiver of any provision of any Loan Document (other than the Secured Hedging Agreements and the Existing Hedging Agreement) and no consent to any departure by any Borrower therefrom shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency, by the Administrative Agent and the Parent, (2) in the case of an amendment granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, by the Administrative Agent and each Borrower directly affected thereby, (3) in the case of any other waiver or consent, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders), and (4) in the case of any other amendment, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrowers;

provided, however, that no amendment, consent or waiver described in clause (3) or (4) above shall, unless in writing and signed by each Lender directly affected thereby (or by the Administrative Agent with the consent of such Lender), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, do any of the following:

(i)           waive any condition specified in Section 3.1, except any condition referring to any other provision of any Loan Document;

(ii)           increase the Commitment of such Lender or subject such Lender to any additional obligation;

(iii)           reduce (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of any Borrower to repay (whether or not on a fixed date), any outstanding Loan owing to such Lender, or (B) any fee or accrued interest payable to such Lender; provided, however, that this clause (iii) does not apply to (x) any change to any provision increasing any interest rate or fee during the continuance of an Event of Default or to any payment of any such increase or (y) any modification to any financial covenant set forth in Article V or in any definition set forth therein or principally used therein;

(iv)           waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on any Loan or fee owing to such Lender or for the reduction of such Lender’s Commitment; provided, however, that this clause (iv) does not apply to any change to mandatory prepayments, including those required under Section 2.4, or to the application of any payment, including as set forth in Section 2.6;

(v)           except as provided in Section 10.10, release any material portion of the Collateral (it being acknowledged and understood that any Facility shall be deemed a material portion of the Collateral);

(vi)           reduce or increase the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Lenders”, “Pro Rata Share” or “Pro Rata Outstandings”; or

(vii)           amend Section 10.10 (Release of Collateral), Section 11.9 (Sharing of Payments) or this Section 11.1;

and provided, further, that (x)(A) any waiver of any payment applied pursuant to Section 2.6(b) (Application of Mandatory Prepayments) to, and any modification of the application of any such payment to, the Loans shall require the consent of the Required Lenders, (B) any change to the definition of the term “Required Lender” shall require the consent of the Required Lenders and (y) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, the Administrative Agent (or otherwise modify any provision of Article X or the application thereof), any SPV that has been granted an option pursuant to Section 11.2(f) unless in writing and signed by the Administrative Agent, such SPV in addition to any signature otherwise required and (z) the consent of the Borrowers shall not be required to change any order of priority set forth in Section 2.6.  No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under any Secured Hedging Agreement resulting in such Obligations being junior in right of payment to principal of the Loans or resulting in Obligations owing to any Secured Hedging Counterparty being unsecured (other than releases of Liens in accordance with the terms hereof), in each case in a manner adverse to any Secured Hedging Counterparty, shall be effective without the written consent of GECC.

(b)           Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Borrower shall entitle any Borrower to any notice or demand in the same, similar or other circumstances other than such notice or demand that is specifically required by the terms of the Loan Documents.  No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 11.2                      Assignments and Participations; Binding Effect.  xix) Binding Effect.  This Agreement shall become effective when it shall have been executed by Parent, the other Borrowers and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it.  Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Parent, the other Borrowers (in each case except for Article X), the Administrative Agent, each Lender and, to the extent provided in Section 10.11, each other Indemnitee and Secured Party and, in each case, their respective successors and permitted assigns.  Except as expressly provided in any Loan Document (including in Section 10.9), none of Parent, the other Borrowers or the Administrative Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)           Right to Assign.  Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans) to (i) any existing Lender (other than a Non-Funding Lender), (ii) any Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender) or (iii) any other Person (other than the Borrowers or any of their respective Affiliates) acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent and, as long as no Event of Default is continuing, the Borrowers (which acceptance shall be deemed to have been given if the Borrower has not responded within five Business Days of a request for such acceptance); provided, however, that (x) such Transfers do not have to be ratable between the Facilities but must be ratable among the obligations owing to and owed by such Lender and (y) the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans subject to any such Transfer shall be in a minimum amount of $1,000,000, unless such Transfer is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest or is made with the prior consent of the Parent (to the extent the Parent’s consent is otherwise required) and the Administrative Agent and (z) such Transfers by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to the Administrative Agent’s prior written consent in all instances, unless in connection with such transfer, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in Section 2.2(d)(ii).  The Administrative Agent’s refusal to accept a Transfer to a Person that would be (or could reasonably be expected to become) a Non-Funding Lender, or the imposition of conditions or limitations (including limitations on voting) upon Transfers to such Persons, shall not be deemed to be unreasonable.

(c)           Procedure.  The parties to each Transfer made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Administrative Agent (which shall keep a copy thereof) an Assignment, together with any existing Note subject to such Transfer (or any affidavit of loss therefor acceptable to the Administrative Agent), any tax forms required to be delivered pursuant to Section 2.11(f) and payment by the assignee to the Administrative Agent of an assignment fee in the amount of $3,500.  Upon receipt of all the foregoing, and conditioned upon such receipt and upon the Administrative Agent consenting to such Assignment, from and after the effective date specified in such Assignment, the Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)           Effectiveness.  Subject to the recording of an Assignment by the Administrative Agent in the Register pursuant to Section 2.8(b), (i) such assignee shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article X, Section 11.8 (Right of Setoff) and Section 11.9 (Sharing of Payments) to the extent provided in Section 10.11 (Additional Secured Parties)).

(e)           Grant of Security Interests.  In addition to the other rights provided in this Section 11.2, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s securities by notice to the Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)           Participants and SPVs.  In addition to the other rights provided in this Section 11.2, each Lender may, at no cost to the Borrowers (unless such assignment or participation is undertaken at the request of Borrowers), (x) with notice to the Administrative Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Administrative Agent or the Parent, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Loans); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Borrowers and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Sections 2.10 (Breakage Costs; Increased Costs; Capital Requirements) and 2.11 (Taxes), but only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 2.11(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (iii) and (iv) of Section 11.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 11.1(a)(v) (or amendments, consents and waivers with respect to Section 10.10 to release all or substantially all of the Collateral).  No party hereto shall institute (and each Borrower shall cause each other Borrower not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability).  The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

(g)           Cooperation.  Each Borrower acknowledges that subject to the terms and conditions of this Section 11.2, each Lender and its successors and assigns may (a) sell, transfer or assign this Agreement, the Note and the other Loan Documents to one or more investors, in whole or in part, in a rated or unrated public offering or private placement, (b) participate the Loan to one or more investors in a rated or unrated public offering or private placement, (c) deposit the Loan Documents with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets in a rated or unrated public offering or private placement, or (d) otherwise sell the Loan or interests therein to investors in a rated or unrated public offering or private placement (the transactions referred to in clauses (a) through (d) are hereinafter referred to as “Secondary Market Transactions”). Each Borrower shall cooperate in good faith with Administrative Agent and Lender in effecting any such Secondary Market Transactions and shall cooperate in good faith to implement all requirements reasonably imposed by the participants involved in any Secondary Market Transaction (including, without limitation, an institutional purchaser, participant or investor) including, without limitation, (A) all structural or other changes to the Loan, (B) all modifications to any documents evidencing or securing the Loan, (C) within 30 days of request by Agent or Lender, (x) the appointment of an Independent Manager for each Borrower and (y) the delivery of opinions of counsel, including with respect to non-consolidation, reasonably acceptable to such other purchasers, participants, or investors as such purchasers, participants or investors may reasonably require; provided, however, that Borrowers shall not be required to modify any documents evidencing or securing the Loan which would (i) modify the interest rate payable under the Note, (ii) modify the stated maturity of the Note, (iii) modify the amortization of principal of the Note, (iv) modify or conflict with any other material terms or covenants of the Loan, (v) increase the Borrowers or Emeritus’ liability or obligations under the Loan Documents or (vi) reduce the Borrowers or Emeritus’ rights under the Loan Documents. The Borrowers shall provide such information and documents relating to the Borrowers, Emeritus and the Facilities as may be reasonably requested in connection with any such Secondary Market Transactions. Borrowers acknowledge that certain information regarding the Loan, Emeritus and the Facilities may be included in a private placement memorandum, prospectus or other disclosure documents prepared and distributed in connection with any Secondary Market Transaction and Administrative Agent agrees that neither the Borrowers or Emeritus will be responsible for any such information that is not approved by Borrowers and/or Emeritus, respectively.

Section 11.3                      Costs and Expenses.  Any action taken by any Borrower under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of such Borrower, and no Secured Party shall be required under any Loan Document to reimburse any Borrower therefor except as expressly provided therein.  In addition, each Borrower agrees to pay or reimburse upon demand (a) the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, execution (but not, unless undertaken at the request of Borrowers, syndication (which for purposes hereof shall include a Secondary Market Transaction), interpretation, administration or servicing fees unless specifically set forth in this Agreement or the other Loan Documents) of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable fees, charges and disbursements of legal counsel to the Administrative Agent or such Related Persons, fees, costs and expenses incurred in connection with Intralinks® or any other Electronic System and allocated to the Facilities by the Administrative Agent in its reasonable discretion and fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons, (b) in addition to Section 2.5(b)(ii) hereof, the Administrative Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Administrative Agent for its examiners); provided, that, prior to the occurrence and during the continuance of a Default or an Event of Default, the Borrowers shall not be responsible for any such expenses other than the tax administrative fee and (c) each of the Administrative Agent, its Related Persons, and each Lender for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Borrower, Loan Document, Obligation (or the response to and preparation for any subpoena or request for document production relating thereto), including reasonable fees and disbursements of counsel (but specifically excluding allocated costs of internal counsel).

Section 11.4                      Indemnities.  xx) Each Borrower agrees to indemnify, hold harmless and defend the Administrative Agent, each Lender, each Person (other than the Borrowers) that is a party to a Secured Hedging Agreement, each Person (other than the Borrowers) that is a party to the Existing Hedging Agreement and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Related Document, any Disclosure Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Loan, any Related Transaction, or any securities filing of, or with respect to, any Borrower, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of the Seller, any Borrower or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any Electronic Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that each Borrower shall not have any liability under this Section 11.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of any Indemnitee.  Furthermore, each Borrower waives and agrees not to assert against any Indemnitee, and shall cause each other Borrower to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

(b)           Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Borrower, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, or the successor-in-interest to any Related Person, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by any Secured Party or following any Secured Party having become the successor-in-interest to any Borrower and (ii) are attributable solely to acts of such Indemnitee.

Section 11.5                      Survival.  Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document (including pursuant to Section 2.11 (Taxes), Section 2.10 (Breakage Costs; Increased Costs; Capital Requirements), Article X (The Administrative Agent), Section 11.3 (Costs and Expenses), Section 11.4 (Indemnities) or this Section 11.5 and also including Guaranty Obligations for which Lender has recourse to the party obligated thereunder) and all representations and warranties made in any Loan Document shall (A) survive the termination of the Commitments and the payment in full of other Obligations and (B) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns, other than any person who has taken an interest herein or in the Facilities through foreclosure, deed-in-lieu or similar transaction, unless such person taking such interest through foreclosure, deed-in-lieu or similar transaction is a Lender, the Administrative Agent or any of their Affiliates.

Section 11.6                      Limitation of Liability for Certain Damages.  In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  Each Borrower hereby waives, releases and agrees (and shall cause each other Borrower to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.7                      Lender-Creditor Relationship.  The relationship between the Lenders and the Administrative Agent, on the one hand, and the Borrowers, on the other hand, is solely that of lender and creditor.  No Secured Party has any fiduciary relationship or duty to any Borrower arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Borrowers by virtue of, any Loan Document or any transaction contemplated therein.

Section 11.8                      Right of Setoff.  Each of the Administrative Agent, each Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Administrative Agent, such Lender or any of their respective Affiliates to or for the credit or the account of any Borrower against any Obligation of any Borrower now or hereafter existing, whether or not any demand was made under any Loan

Document with respect to such Obligation and even though such Obligation may be unmatured.  Each of the Administrative Agent, each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights under this Section 11.8 are in addition to any other rights and remedies (including other rights of setoff) that the Administrative Agent, the Lenders and their Affiliates and other Secured Parties may have.

Section 11.9                      Sharing of Payments, Reinstatement Etc.  If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Borrower (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Sections 2.10 (Breakage Costs; Increased Costs; Capital Requirements), 2.11 (Taxes) and 2.12 (Substitution of Lenders) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by the Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

If any payments of money or transfers of property made to Administrative Agent (for the benefit of Lenders) by any Borrower should for any reason subsequently be declared to be, or in Administrative Agent’s counsel’s good faith opinion be determined to be, fraudulent (within the meaning of any state or federal law relating to fraudulent conveyances), preferential or otherwise voidable or recoverable in whole or in part for any reason (hereinafter collectively called “voidable transfers”) under the Bankruptcy Code or any other federal or state law and Administrative Agent or any Lender is required to repay or restore, or in Administrative Agent’s counsel’s opinion may be so liable to repay or restore, any such voidable transfer, or the amount or any portion thereof, then as to any such voidable transfer or the amount repaid or restored and all reasonable costs and expenses (including reasonable attorneys’ fees) of Administrative Agent and Lenders related thereto, such Borrower’s liability hereunder shall automatically be revived, reinstated and restored and shall exist as though such voidable transfer had never been made.

Section 11.10                                Marshaling; Payments Set Aside.  No Secured Party shall be under any obligation to marshal any property in favor of any Borrower or any other party or against or in payment of any Obligation.  To the extent that any Secured Party receives a payment from any Borrower, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 11.11                                Notices.  xxi) Addresses.  All notices, demands, requests, approvals, consents, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to:

if to the Borrowers:	BREA Emeritus LLC
c/o Emeritus Corporation
3131 Elliott Avenue, Suite 500
Seattle, Washington 98121
Attention: Eric Mendelsohn
Tel: (206) 301-4493
Fax: (206) 357-7388

With a copy to:	The Nathanson Group PLLC
600 University Street, Suite 2000
Seattle, WA 98101-1195
Randi S. Nathanson
Tel: (206) 623-6239 x 620
Fax: (206) 299-9335

if to the
Administrative Agent:	General Electric Capital Corporation
Loan No. 70004286
500 West Monroe Street
Chicago, IL 60661
Attention: Jeffrey Muchmore
Facsimile: (866) 254-1971

With a copy to:	General Electric Capital Corporation
2 Bethesda Metro Center, Suite 600
Bethesda, Maryland 20814
Attention: Manager, Portfolio Management Group
Facsimile: (301) 347-3150

with copy to:	5804 Trailridge Drive
Austin, TX 78731
Attention: Diana Pennington, Chief Counsel
Tel: (512) 458-8625
Fax: (866) 221-0433

or (ii) addressed to such other address as shall be notified in writing (A) in the case of any Borrower, the Administrative Agent, to the other parties hereto and (B) in the case of all other parties, to the Parent and the Administrative Agent.

(b)           Effectiveness.  All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by United States mail, 5 days after being deposited in the mails, and (iv) if delivered by facsimile, upon sender’s receipt of confirmation of proper transmission; provided, however, that no communications to the Administrative Agent pursuant to Article II or Article X shall be effective until received by the Administrative Agent, and any communications delivered pursuant to clause (iv) shall be immediately followed by a hard copy sent pursuant to clauses (i), (ii) or (iii).

Section 11.12                                Electronic Transmissions.  xxii) Authorization.  Subject to the provisions of Section 11.11(a), each of the Administrative Agent, the Borrowers, the Lenders and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein.  Each Borrower and each Secured Party hereby acknowledges and agrees, and each Borrower shall cause each other Borrower to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)           Signatures.  Subject to the provisions of Section 11.11(a), (i)(A) no posting to any Electronic System shall be denied legal effect merely because it is made electronically, (B) each Electronic Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an Electronic Signature, upon which each Secured Party and each Borrower may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an Electronic Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any Electronic System or Electronic Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any Electronic System or Electronic Signature has been altered after transmission.

(c)           Separate Agreements.  All uses of an Electronic System shall be governed by and subject to, in addition to Section 11.11 and this Section 11.12, separate terms and conditions posted or referenced in such Electronic System and related Contractual Obligations executed by Secured Parties and Borrowers in connection with the use of such Electronic System.

(d)           Limitation of Liability.  ALL ELECTRONIC SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY ELECTRONIC SYSTEMS OR ELECTRONIC TRANSMISSION, AND EACH DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN.  NO WARRANTY OF ANY KIND IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PERSONS IN CONNECTION WITH ANY ELECTRONIC SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS.  Each Borrower and each Secured Party agrees (and each Borrower shall cause each other Borrower to agree) that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any Electronic System.

Section 11.13                                Governing Law.  This Agreement, each other Loan Document that does not expressly set forth its applicable law, and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 11.14                                Jurisdiction.  xxiii) Submission to Jurisdiction.  Any legal action or proceeding with respect to any Loan Document may be brought in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereto (and, to the extent set forth in any other Loan Document, each other Borrower) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(b)           Service of Process.  Each Borrower hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrowers specified in Section 11.11 (and shall be effective when such mailing shall be effective, as provided therein).  Each Borrower (and, to the extent set forth in any other Loan Document, each other Borrower) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           Non-Exclusive Jurisdiction.  Nothing contained in this Section 11.14 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law.

Section 11.15                                Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREIN OR RELATED THERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

Section 11.16                                Severability.  Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.

Section 11.17                                Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 11.18                                Entire Agreement.  The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, confidentiality and similar agreements involving any Borrower and any of the Administrative Agent, any Lender or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect.  In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).

Section 11.19                                Use of Name.  Each Borrower agrees, and shall cause each other Borrower to agree, that it shall not, and none of its Affiliates shall, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of the Equity Interests of any Borrower) using the name, logo or otherwise referring to

GECC or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which the Secured Parties are party without at least 2 Business Days’ prior notice to GECC and without the prior consent of GECC except to the extent required to do so under applicable Requirements of Law and then, only after consulting with GECC prior thereto.

Section 11.20                                Non-Public Information; Confidentiality.  xxiv) Each Lender acknowledges and agrees that it may receive material non-public information hereunder concerning the Borrowers and their Affiliates and securities and agrees to use such information in compliance with all relevant policies, procedures and Contractual Obligations and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b)           Each Lender and the Administrative Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Borrower as confidential, except that such information may be disclosed (i) with such Borrower’s consent, (ii) to Related Persons of such Lender or the Administrative Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than any Borrower, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify Borrowers, (vi) to current or prospective assignees, SPVs grantees of any option described in Section 11.2(f) or participants, direct or contractual counterparties to any Hedging Agreement permitted hereunder and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 11.20 and (vii) in connection with the exercise of any remedy under any Loan Document.  In the event of any conflict between the terms of this Section 11.20 and those of any other Contractual Obligation entered into with any Borrower (whether or not a Loan Document), the terms of this Section 11.20 shall govern.  Any Person required to maintain the confidentiality of information as provided in this Section 11.20 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Section 11.21                                Patriot Act Notice.  Each Lender subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) hereby notifies each Borrower that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies each Borrower, including the name and address of such Borrower and other information allowing such Lender to identify such Borrower in accordance with such act.

Section 11.22                                Limitation of Liability.  Notwithstanding anything to the contrary contained in this Agreement, except as expressly set forth in the Limited Recourse Guaranty or the Environmental Indemnity, no present or future “Constituent Partner” in or of any Borrower and no present or future advisor, trustee, director, officer, employee, beneficiary, member, shareholder, participant, advisor, principal or agent in or of any Borrower shall have any personal liability, directly or indirectly, under or in connection with this Agreement, and Lenders and their successors and assigns and, without limitation, all other persons and entities, hereby waive any and all such personal liability.  “Constituent Partner” means any person or entity that is a partner in, member or shareholder of any Borrower, or any person or entity that directly or indirectly through one or more limited liability companies, partnership or other entities, is a partner in, member or shareholder of any Borrower; provided, however, in no event shall the Parent be a “Constituent Partner”.

Section 11.23                                Actions in Concert.  Notwithstanding anything herein or in the other Loan Documents to the contrary, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights against any Borrower arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of the Administrative Agent or the Required Lenders, as applicable, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of the Administrative Agent or the Required Lenders, as applicable.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS

BREA Emeritus LLC, a Delaware limited liability company

By:	Emeritus Corporation, a Washington corporation, its Sole Member

By:	/s/ Eric Mendelsohn
Eric Mendelsohn
SVP Corporate Development

BREA East Mesa LLC
BREA Peoria LLC
BREA Sun City West LLC
BREA Tucson LLC
BREA Brea LLC
BREA Citrus Heights LLC
BREA Whittier LLC
BREA Denver LLC
BREA Colorado Springs LLC
BREA Boynton Beach LLC
BREA Sarasota LLC
BREA Dunedin LLC
BREA Palmer Ranch LLC
BREA Decatur LLC
BREA Atlanta Gardens LLC
BREA Atlanta Court LLC
BREA Smyrna LLC
BREA Overland Park LLC
BREA Charlotte LLC
BREA Wayne LLC
BREA Emerson LLC
BREA West Orange LLC
BREA Reno LLC
BREA Roanoke LLC,
each a Delaware limited liability company

By:	BREA Emeritus LLC, a Delaware limited liability company, its sole member

By:	Emeritus Corporation, a Washington corporation, its Sole Member
By: /s/ Eric Mendelsohn
Eric Mendelsohn
SVP Corporate Development

   General Electric Capital Corporation
                           as Administrative Agent and a Lender

By: /s/ Dague Retzlaff
Name: Dague Retzlaff
Title: Its Duly Authorized Signatory

SCHEDULE I

Commitments

Lender	Commitment
GE Capital	$220,000,000

Schedule I

SCHEDULE II
Allocated Loan Amounts/Release of Collateral

Part I:
Allocated Loan Amounts

Facility	Amount
Emeritus at East Mesa	$7,350,000
Emeritus at Peoria	$10,526,000
Emeritus at Sun City West	$7,482,000
Emeritus at Catalina Foothills	$13,345,000
Emeritus at Brea	$7,003,000
Emeritus at Citrus Heights	$2,977,000
Emeritus at Whittier	$3,881,000
Emeritus at Denver	$5,644,000
Emeritus at Colorado Springs	$4,237,000
Emeritus at Boynton Village	$6,751,000
Emeritus at Sarasota	$9,070,000
Emeritus at Dunedin	$8,895,000
Osprey Point on Palmer Ranch (ALF) and Palmer Ranch Healthcare and Rehabilitation (SNF)	$26,775,000
Emeritus at Decatur	$6,898,000
Emeritus at Sandy Springs Place	$5,886,000
Emeritus at Sandy Springs	$8,549,000
Emeritus at Vinings Place	$2,764,000
The Court at Overland Park	$2,871,000
Emeritus at South Park	$10,136,000
Emeritus at Wayne	$18,518,000
Emeritus at Emerson	$13,345,000
Emeritus at West Orange	$18,041,000
Emeritus at Reno	$11,057,000
Emeritus at Roanoke	$8,002,000
TOTAL	$220,000,000

Schedule II - 1

Part II:
Release of Collateral

Emeritus at Citrus Heights

Emeritus at Vinings Place

  Schedule II - 2

SCHEDULE 2.2
Amortization Schedule

[PROVIDED SEPARATELY]

Schedule 2.2

SCHEDULE 4.2
Consents/Notices

Consents

None

Notices

State Licensing Unit	Notice/Filing Required
Georgia Department of Community Health	Post-closing notice.

Kansas Department on Aging	Post-closing filing of Part II of the Application for Adult Care Home License.

New Jersey Department of Health and Senior Services	Post-closing notice.

Schedule 4.2

Schedule 4.14

Environmental Matters

Facility	Environmental Update
Emeritus at Catalina Foothills Epic #D6527 Cuong Dinh visit on Sept. 6, 2006 Resident Capacity: 96 Built 1997	In response to the environmental site visit conducted on September 6, 2006, a mold O & M plan is currently in effect at this facility.
Emeritus at Brea Epic #D6526 Jerl Smith visit on Sept. 6, 2006 Resident Capacity: 110 Built 1989
In response to the potential presence of minor levels of lead, since the environmental site visit in September 2006,  the recommendation that Borrower notify tenants to purge their faucets for at least 30 seconds if not used for an extended time period (several days) has been implemented.

Emeritus at Whittier Epic #D6524 Jerl Smith visit on Sept. 6, 2006 Resident Capacity: 88 Built 1972	In response to the environmental site visit conducted on September 6, 2006, an asbestos O & M plan is currently in effect at this facility.
Emeritus at Sarasota Epic #D6520 Ray Becker visit on Sept. 7, 2006 Resident Capacity: 127 Built 1987
In response to the potential presence of minor levels of lead, since the environmental site visit in September 2006,  the recommendation that Borrower notify tenants to purge their faucets for at least 30 seconds if not used for an extended time period (several days) has been implemented.

Emeritus at Dunedin Epic #D6519 Ray Becker visit on Sept. 11, 2006 Resident Capacity: 120 Built 1987	In response to the finding during the environmental site visit in September 2006 of poor paint and gas storage in maintenance shed, Borrower has found more suitable storage for these items.
Osprey Pointe on Palmer Ranch (ALF) & Palmer Ranch Healthcare & Rehabilitation (SNF) Epic #D6518 Ray Becker visit on Sept. 5, 2006 Resident Capacity: 178 Built 1999
In response to the finding during the environmental site visit in September 2006 that two 55-gallon drums and several small containers of diesel storage were not located within secondary containment, Borrower has found more suitable storage for these items.

Emeritus at Sandy Springs Place Epic #D6515 Tamekia White visit on Sept. 6, 2006 Resident Capacity: 56 Built 1997	In response to the environmental site visit conducted on September 6, 2006, a mold O & M plan is currently in effect at this facility.
Emeritus at West Orange Epic #D6509 Ryan Williams visit on Sept. 6, 2006 Resident Capacity: 116 Built 1998
As a result of historical environmental concerns with potential groundwater contamination, Borrower may be required by the New Jersey Department of Environmental Protection to conduct two rounds of MW-2 sampling. As of the Restatement Date, however, no such request has been received.

Schedule 4.14 - 1

Schedule 4.16

Real Property and Beds/Units

	Facility	Number of Licensed Beds/Units
1.	Emeritus at East Mesa 6145 East Arbor Avenue Mesa, Arizona 85206 County: Maricopa Record Owner: BREA East Mesa LLC	56
2.	Emeritus at Peoria 9296 West Union Hills Drive Peoria, Arizona 85382 County: Maricopa Record Owner: BREA Peoria LLC	56
3.	Emeritus at Sun City West 21739 N. 151st Avenue Sun City West, Arizona 85375 County: Maricopa Record Owner: BREA Sun City West LLC	56
4.	Emeritus at Catalina Foothills 3701 N. Swan Road Tucson, Arizona 85718 County: Pima Record Owner: BREA Tucson LLC	96
5.	Emeritus at Brea 285 West Central Avenue Brea, California 92821 County: Orange Record Owner: BREA Brea LLC	110
6.	Emeritus at Citrus Heights 7375 Stock Ranch Road Citrus Heights, California 95621 County: Sacramento Record Owner: BREA Citrus Heights LLC	56
7.	Emeritus at Whittier 8101 S. Painter Avenue Whittier, California 90602 County: Los Angeles Record Owner: BREA Whittier LLC	88
8.	Emeritus at Denver 3790 W. Quincy Avenue Denver, Colorado 80236 County: Denver Record Owner: BREA Denver LLC	68
9.	Emeritus at Colorado Springs 2850 North Academy Boulevard Colorado Springs, Colorado 80917 County: El Paso Record Owner: BREA Colorado Springs LLC	60
10.	Emeritus at Boynton Village 1935 South Federal Highway Boynton Beach, Florida 33435 County: Palm Beach Record Owner: BREA Boynton Beach LLC	127
11.	Emeritus at Sarasota 5501 Swift Road Sarasota, Florida 34231 County: Sarasota Record Owner: BREA Sarasota LLC	127
12.	Emeritus at Dunedin 880 Patricia Avenue Dunedin, Florida 34698 County: Pinellas Record Owner: BREA Dunedin LLC	120
13.	Osprey Pointe on Palmer Ranch (ALF) 5111 Palmer Ranch Parkway Sarasota, Florida 34238 County: Sarasota Record Owner: BREA Palmer Ranch LLC	118
	Palmer Ranch Healthcare & Rehabilitation (SNF) 5111 Palmer Ranch Parkway Sarasota, Florida 34238 County: Sarasota Record Owner: BREA Palmer Ranch LLC	60
14.	Emeritus at Decatur 475 Irvin Court Decatur, Georgia 30030 County: DeKalb Record Owner: BREA Decatur LLC	60
15.	Emeritus at Sandy Springs 1260 Hightower Trail Atlanta, Georgia 30350 County: Fulton Record Owner: BREA Atlanta Gardens LLC	109
16.	Emeritus at Sandy Springs Place 1262 Hightower Trail Atlanta, Georgia 30350 County: Fulton Record Owner: BREA Atlanta Court LLC	56
17.	Emeritus at Vinings Place 4375 Beach Haven Trail, SE Smyrna, Georgia 30080 County: Cobb Record Owner: BREA Smyrna LLC	56
18.	The Court at Overland Park 11000 Oakmont Overland Park, Kansas 66210 County: Johnson Record Owner: BREA Overland Park LLC	56
19.	Emeritus at South Park 5326 Park Road Charlotte, North Carolina 28209 County: Mecklenburg Record Owner: BREA Charlotte LLC	56
20.	Emeritus at Wayne 820 Hamburg Turnpike Wayne, New Jersey 07470 County: Passaic Record Owner: BREA Wayne, LLC	105
21.	Emeritus at Emerson 590 Old Hook Road Emerson, New Jersey 07630 County: Bergen Record Owner: BREA Emerson LLC	105
22.	Emeritus at West Orange 520 Prospect Avenue West Orange, New Jersey 07052 County: Essex Record Owner: BREA West Orange LLC	116
23.	Emeritus at Reno 3105 Plumas Street Reno, Nevada 89509 County: Washoe Record Owner: BREA Reno LLC	56
24.	Emeritus at Roanoke 1127 Persinger Road, SW Roanoke, Virginia 24015 County: Roanoke Record Owner: BREA Roanoke LLC	56
	TOTAL	2,029

Schedule  4.16 - 1-4

Schedule 7.2

Licenses and Third Party Payor Programs

Facility	Licenses	Third Party Payor Programs
Emeritus at East Mesa 6145 East Arbor Avenue Mesa, Arizona 85206	Licensee: BREA East Mesa LLC License # AL6354C Exp. 9/30/11 56 Beds	Evercare/United Healthcare Bridgeway SCAN
Emeritus at Sun City West 21739 North 151st Ave Sun City West, AZ 85375	Licensee: BREA Sun City West LLC License # AL6361C Exp. 10/31/11 56 Beds	Evercare/United Healthcare Bridgeway SCAN
Emeritus at Catalina Foothills 3701 North Swan Rd Tucson, AZ 85718	Licensee: BREA Tucson LLC License # AL6357C Exp. 11/30/11 96 Beds	Pima County
Emeritus at Peoria 9296 West Union Hills Drive Peoria, Arizona 85382	Licensee: BREA Peoria LLC License # AL6356C Exp. 10/31/11 56 Beds	None
Emeritus at Brea 285 West Central Avenue Brea, California 92821	Licensee: BREA Brea LLC Facility # 306003639 Effective 5/1/2007 (no stated expiration) 110 Beds	None
Emeritus at Citrus Heights 7375 Stock Ranch Road Citrus Heights, California 95621	Licensee: BREA Citrus Heights LLC Facility # 347003712 Effective 5/1/2007 (no stated expiration) 56 Beds	None
Emeritus at Whittier 8101 S. Painter Avenue Whittier, California 90602	Licensee: BREA Whittier LLC Facility # 197606945 Effective 5/1/2007 (no stated expiration) 88 Beds	None
Emeritus at Colorado Springs 2850 North Academy Boulevard Colorado Springs, Colorado 80917	Licensee: BREA Colorado Springs LLC License # 2305S9 Exp. 11/30/11 60 Beds	Colorado Medicaid Rocky Mountain PACE
Emeritus at Denver 3790 West Quincy Ave Denver, CO 80236	Licensee: BREA Denver LLC License # 2304CA Exp. 11/30/11 68 Beds	Total Long-Term Care
Osprey Pointe on Palmer Ranch (ALF) 5111 Palmer Ranch Parkway Sarasota, Florida 34238	Licensee: BREA Palmer Ranch LLC License # AL9737 Exp: 11/30/12 1118 Beds	American Eldercare
Palmer Ranch Healthcare & Rehabilitation (SNF) 5111 Palmer Ranch Parkway Sarasota, Florida 34238	Licensee: BREA Palmer Ranch LLC License # SNF130471010 Exp: 11/30/12 60 Beds	First Coastal
Emeritus at Boynton Village 1935 South Federal Highway Boynton Beach, Florida 33435	Licensee: BREA Boynton Beach LLC License # AL8189 Exp. 8/10/11 127 Beds	Amerigroup American Eldercare Tango
Emeritus at Dunedin 880 Patricia Avenue Dunedin, Florida 34698	Licensee: BREA Dunedin LLC License # AL5404 Exp. 11/30/12 120 Beds	Evercare/United Healthcare American Eldercare
Emeritus at Sarasota 5501 Swift Road Sarasota, Florida 34231	Licensee: BREA Sarasota LLC License # AL7102 Exp. 11/30/12 127 Beds	Evercare/United Healthcare Universal Choices Program
Emeritus at Decatur 475 Irvin Court Decatur, Georgia 30030	Licensee: BREA Decatur, LLC License #: 044-03-024-1 Effective March 10, 2011 (no stated expiration) 60 Beds	None
Emeritus at Sandy Springs 1260 Hightower Trail Atlanta, Georgia 30350	Licensee: BREA Atlanta Gardens, LLC License #: 060-03-036-1 Effective March 10, 2011 (no stated expiration) 109 Beds	None
Emeritus at Sandy Springs Place 1262 Hightower Trail Atlanta, Georgia 30350	Licensee: BREA Atlanta Court, LLC License #: 060-03-038-1 Effective March 10, 2011 (no stated expiration) 56 Beds	None
Emeritus at Vinings Place 4375 Beach Haven Trail SE Smyrna, Georgia 30080	Licensee: BREA Smyrna, LLC License #: 033-03-022-1 Effective March 10, 2011 (no stated expiration) 56 Beds	None
The Court at Overland Park 11000 Oakmont Overland Park, Kansas 66210	Licensee: BREA Overland Park LLC License # N046047 Effective 12/1/06 (no stated expiration) 56 Beds	None
Emeritus at Wayne 820 Hamburg Tnpk Wayne, New Jersey 07470	Licensee: BREA Wayne LLC Facility #70a003 Exp. 11/30/11 105 Beds	New Jersey Medicaid
Emeritus at Emerson 590 Old Hook Rd Emerson, New Jersey 07630	Licensee: BREA Emerson LLC Facility #05a004 Exp. 11/30/11 105 Beds	New Jersey Medicaid
Emeritus at West Orange 520 Prospect Ave West Orange, New Jersey 07052	Licensee: BREA West Orange LLC Facility #30a001 Exp. 11/30/11 116 Beds	New Jersey Medicaid
Emeritus at South Park 5326 Park Rd Charlotte, North Carolina 28209	Licensee: BREA Charlotte LLC License #HAL-060-085 Exp. 12/31/11 56 Beds	North Carolina Medicaid Mecklenburg County
Emeritus at Reno 3105 Plumas Street Reno, Nevada 89509	Licensee: BREA Reno LLC License # 1884AGZ-22 Exp: 12/31/11 56 Beds	None
Emeritus at Roanoke 1127 Persinger Road, SW Roanoke, Virginia 24015	Licensee: BREA Roanoke LLC License # RO-10-188 Exp: 5/31/12 56 Beds	None

Schedule 7.2 - 1-4

Schedule 8.1(b)

Existing Indebtedness

NONE

Schedule 8.1(b)

Schedule 8.2

Existing Liens

NONE

Schedule 8.2

Schedule 8.3

Existing Investments

NONE

Schedule 8.3

EXHIBIT B

TO

CREDIT AGREEMENT

FORM OF ASSIGNMENT

This ASSIGNMENT, dated as of the Effective Date, is entered into between the Assignor and the Assignee (each as defined below).

The parties hereto hereby agree as follows:

Borrowers:	BREA Emeritus LLC and each of its subsidiaries listed on Exhibit A of the Credit Agreement (the “Borrowers”)
Administrative Agent:	General Electric Capital Corporation, as administrative agent and collateral agent for the Lenders (in such capacity and together with its successors and permitted assigns, the “Administrative Agent”)
Credit Agreement:
Second Amended and Restated Credit Agreement, dated as of June 1, 2011, among the Borrowers, the Lenders party thereto and the Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition are used as defined in the Credit Agreement)

Trade Date:	__________, ____
Effective Date:	__________, ____

Assignor (collectively, the “Assignors”)	Assignee (collectively, the “Assignees”)	Aggregate amount of Commitments or principal amount of Loans for all Lenders	Aggregate amount of Commitments or principal amount of Loans Assigned	Percentage Assigned
[Name of Assignor]	[Name of Assignee] [Affiliate][Approved Fund] of [Name of Lender]	$______________	$______________	__._____%
[Name of Assignor]	[Name of Assignee] [Affiliate][Approved Fund] of [Name of Lender]	$______________	$______________	__._____%
[Name of Assignor]	[Name of Assignee] [Affiliate][Approved Fund] of [Name of Lender]	$______________	$______________	__._____%

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

Section 1.                      Assignment.  Each Assignor hereby sells and assigns to the Assignee set forth above opposite such Assignor, and such Assignee hereby purchases and assumes from such Assignor, such Assignor’s rights and obligations in its capacity as Lender under the Credit Agreement (including Liabilities owing to or by such Assignor thereunder) and the other Loan Documents, in each case to the extent related to the amounts identified above opposite such Assignor (such Assignor’s “Assigned Interest”).

Section 2.                      Representations, Warranties and Covenants of Assignors.  Each Assignor severally but not jointly (a) represents and warrants to its corresponding Assignee and the Administrative Agent that (i) it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (ii) it is the legal and beneficial owner of its Assigned Interest and that such Assigned Interest is free and clear of any Lien and other adverse claims, (b) makes no other representation or warranty and assumes no responsibility, including with respect to the aggregate amount of the Loan, the percentage of the Loan represented by the amounts assigned, any statements, representations and warranties made in or in connection with any Loan Document or any other document or information furnished pursuant thereto, the execution, legality, validity, enforceability or genuineness of any Loan Document or any document or information provided in connection therewith and the existence, nature or value of any Collateral, (c) assumes no responsibility (and makes no representation or warranty) with respect to the financial condition of any Borrower or the performance or nonperformance by any Borrower of any obligation under any Loan Document or any document provided in connection therewith and (d) attaches any Notes held by it evidencing at least in part the Assigned Interest of such Assignor (or, if applicable, an affidavit of loss or similar affidavit therefor) and requests that the Administrative Agent exchange such Notes for new Notes in accordance with Section 2.8(e) of the Credit Agreement.

Section 3.                      Representations, Warranties and Covenants of Assignees.  Each Assignee severally but not jointly (a) represents and warrants to its corresponding Assignor and the Administrative Agent that (i) it has full power and authority, and has taken all actions necessary for such Assignee, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) to the extent indicated above, is an Affiliate or an Approved Fund of the Lender set forth above and (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest assigned to it hereunder and either such Assignee or the Person exercising discretion in making the decision for such assignment is experienced in acquiring assets of such type, (b) appoints and authorizes the Administrative Agent to take such action as administrative agent and collateral agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) shall perform in accordance with their terms all obligations that, by the terms of the Loan Documents, are required to be performed by it as a Lender, (d) confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and shall continue to make its own credit decisions in taking or not taking any action under any Loan Document independently and without reliance upon any Secured Party and based on such documents and information as it shall deem appropriate at the time, (e) acknowledges and agrees that, as a Lender, it may receive material non-public information and confidential information concerning the Borrowers and their Affiliates and Securities and agrees to use such information in accordance with Section 11.20 of the Credit Agreement, (f) specifies as its applicable lending offices (and addresses for notices) the offices at the addresses set forth beneath its name on the signature pages hereof, (g) shall pay to the Administrative Agent an assignment fee in the amount of $3,500 to the extent such fee is required to be paid under Section 11.2(c) of the Credit Agreement and (h) to the extent required pursuant to Section 2.11(f) of the Credit Agreement, attaches two completed originals of Forms W-8ECI, W-8BEN or W-9.

Section 4.                      Determination of Effective Date; Register.  Following the due execution and delivery of this Assignment by each Assignor, each Assignee and, to the extent required by Section 11.2(b) of the Credit Agreement, the Borrowers, this Assignment (including its attachments) will be delivered to the Administrative Agent for its acceptance and recording in the Register.  The effective date of this Assignment (the “Effective Date”) shall be the later of (i) the acceptance of this Assignment by the Administrative Agent and (ii) the recording of this Assignment in the Register.  The Administrative Agent shall insert the Effective Date when known in the space provided therefor at the beginning of this Assignment.

Section 5.                      Effect.  As of the Effective Date, (a) each Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender under the Credit Agreement and (b) each Assignor shall, to the extent provided in this Assignment, relinquish its rights (except those surviving the termination of the Commitments and payment in full of the Obligations) and be released from its obligations under the Loan Documents other than those obligations relating to events and circumstances occurring prior to the Effective Date.

Section 6.                      Distribution of Payments.  On and after the Effective Date, the Administrative Agent shall make all payments under the Loan Documents in respect of each Assigned Interest of any Assignor (a) in the case of amounts accrued to but excluding the Effective Date, to such Assignor and (b) otherwise, to the corresponding Assignee.

Section 7.                      Miscellaneous.  This Assignment is a Loan Document and, as such, is subject to certain provisions of the Credit Agreement, including Sections 1.5 (Interpretation), 11.14(a) (Submission to Jurisdiction) and 11.15 (Waiver of Jury Trial) thereof.  On and after the Effective Date, this Assignment shall be binding upon, and inure to the benefit of, the Assignors, Assignees, the Administrative Agent and their Related Persons and their successors and assigns.  This Assignment shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York.  This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Assignment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart of this Assignment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR]

     as Assignor

By:______________________________________

Name:

Title:

[NAME OF ASSIGNEE]

      as Assignee

By:_____________________________________

Name:

Title:

Lending Office for LIBOR Rate Loans:

[Insert Address (including contact name, fax number and e-mail address)]

Lending Office (and address for notices)

     for any other purpose:

[Insert Address (including contact name, fax number and e-mail address)]

ACCEPTED and AGREED

this _____ day of _______________

GENERAL ELECTRIC CAPITAL CORPORATION
     as Administrative Agent

By:  ________________________________
    Name:
   Title:

BREA EMERITUS LLC, a Delaware limited
liability company1

By: Emeritus Corporation, a Washington corporation,
its Sole Member

By:     ____________________________________

Name:
        Title:

BREA East Mesa LLC
BREA Peoria LLC
BREA Sun City West LLC
BREA Tucson LLC
BREA Brea LLC
BREA Citrus Heights LLC
BREA Whittier LLC
BREA Denver LLC
BREA Colorado Springs LLC
BREA Boynton Beach LLC
BREA Sarasota LLC
BREA Dunedin LLC
BREA Palmer Ranch LLC
BREA Decatur LLC
BREA Atlanta Gardens LLC
BREA Atlanta Court LLC
BREA Smyrna LLC
BREA Overland Park LLC
BREA Charlotte LLC
BREA Wayne LLC
BREA Emerson LLC
BREA West Orange LLC
BREA Reno LLC
BREA Roanoke LLC,
each a Delaware limited liability company

By: BREA EMERITUS LLC, a Delaware limited
liability company

By: Emeritus Corporation, a Washington corporation,
          its Sole Member

1 To the extent required pursuant to Section 11.2(b) of the Credit Agreement

EXHIBIT C
TO
CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

_______________, ____

This certificate is delivered pursuant to Section 6.1(d) of, and in connection with the consummation of the transactions contemplated in, the Second Amended and Restated Credit Agreement, dated as of June 1, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BREA Emeritus LLC (the “Parent”) and each of its subsidiaries listed on Exhibit A of the Credit Agreement (together with the Parent, collectively, the “Borrowers”), the Lenders party thereto and General Electric Capital Corporation, as administrative agent and collateral agent for the Lenders (the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned, a duly authorized Responsible Officer of the Parent having the name and title set forth below under his signature, hereby certifies, on behalf of the Borrowers for the benefit of the Secured Parties and pursuant to Section 6.1 of the Credit Agreement that such Responsible Officer of the Parent is familiar with the Credit Agreement and that, in accordance with each of the following sections of the Credit Agreement, each of the following is true on the date hereof, both before and after giving effect to any Loan to be made on or before the date hereof:

(a)           In accordance with Section 6.1[(b)/(c)] of the Credit Agreement, attached hereto as Annex A are the Financial Statements for the [Fiscal Quarter/Fiscal Year] ended __________, ____ required to be delivered pursuant to Section 6.1 (b)/(c)] of the Credit Agreement.  Such Financial Statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of the Parent as at the dates indicated therein and for the periods indicated therein in accordance with GAAP.

(b)           In accordance with Section 6.1(d) of the Credit Agreement, attached hereto as Annex B are the calculations used to determine the Consolidated Project Yield, to determine compliance with the Consolidated Project Yield covenant contained in Article V of the Credit Agreement that is tested on a quarterly basis.

(c)           In accordance with Section 6.1(d) of the Credit Agreement, no Event of Default is continuing as of the date hereof except as provided for on Annex C[-1] attached hereto, with respect to each of which the Borrowers propose to take the actions set forth on Annex C[-1] and attached as Annex C[-2] are complete and correct copies of each survey deficiency or similar report received by any Borrower in the preceding Fiscal Quarter.

(d)           In accordance with Section 6.1(e) of the Credit Agreement, (i) the [Corporate Chart attached hereto as Annex D-1] [last Corporate Chart delivered pursuant to such Section)], is correct and complete as of the date hereof, (ii) all documents (including updated schedules as to locations of Collateral and acquisition of Intellectual Property or real property) required to be delivered pursuant to the Loan Documents by any Borrower in the preceding Fiscal Quarter have been delivered thereunder (or such delivery requirement was otherwise duly waived or extended) and (iii) complete and correct copies of all documents modifying any term of any Constituent Document of any Borrower or any Subsidiary or joint venture thereof on or prior to the date hereof have been delivered to the Administrative Agent [or are attached hereto as Annex D[-2]].

(e)           In accordance with Section 6.1(g) of the Credit Agreement, attached hereto as Annex E is a discussion and analysis of the financial condition and results of operations of the Borrowers for the portion of the Fiscal Year elapsed on or prior to the date hereof discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year.

(f)           In accordance with Section 6.1(h) of the Credit Agreement, attached hereto as Annex F is a correct and complete summary of the outstanding balances of all significant intercompany Indebtedness as of the last day of the Fiscal Quarter covered by the Financial Statements attached hereto as Annex A.

(g)           In accordance with Section 6.1(i) of the Credit Agreement, attached hereto as Annex G is a complete and correct copy of each management letter or similar letter or report received by any Borrower from any independent registered certified public accountant (including the Borrowers’ Accountants) in connection with such Financial Statements or any audit thereof.

(h)           In accordance with Section 6.1(j) of the Credit Agreement, attached hereto as Annex H is a complete and correct summary of all changes to any material insurance coverage maintained as of the date thereof by any Borrower since such changes were last delivered to the Administrative Agent.

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.

BREA Emeritus LLC, a Delaware limited liability company

By:	Emeritus Corporation, a Washington corporation, its Administrative Member

By:	_______________________________________

Name:
Title:

ANNEX A
TO
COMPLIANCE CERTIFICATE OF BREA EMERITUS LLC
DATED _____________

FINANCIAL STATEMENTS

ANNEX B
TO
COMPLIANCE CERTIFICATE OF BREA EMERITUS LLC
DATED _____________

FINANCIAL CALCULATIONS

ANNEX C[-1]
TO
COMPLIANCE CERTIFICATE OF BREA EMERITUS LLC
DATED _____________

CONTINUING EVENTS OF DEFAULT

ANNEX C[-2]
TO
COMPLIANCE CERTIFICATE OF BREA EMERITUS LLC
DATED _____________

COPIES OF SURVEY, DEFICIENCY OR SIMILAR REPORT

ANNEX D[-1]
TO
COMPLIANCE CERTIFICATE OF BREA EMERITUS LLC
DATED _____________

CORPORATE CHART

ANNEX D[-2]
TO
COMPLIANCE CERTIFICATE OF BREA EMERITUS LLC
DATED _____________

MODIFICATIONS TO CONSTITUENT DOCUMENTS

ANNEX E
TO
COMPLIANCE CERTIFICATE OF BREA EMERITUS LLC
DATED _____________

MANAGEMENT DISCUSSION AND ANALYSIS

ANNEX F
TO
COMPLIANCE CERTIFICATE OF BREA EMERITUS LLC
DATED _____________

INTERCOMPANY INDEBTEDNESS

ANNEX G
TO
COMPLIANCE CERTIFICATE OF BREA EMERITUS LLC
DATED _____________

MANAGEMENT LETTERS

ANNEX H
TO
COMPLIANCE CERTIFICATE OF BREA EMERITUS LLC
DATED _____________

SUMMARY OF CHANGES TO MATERIAL INSURANCE COVERAGE